AS FILED WITH THE SECURITIES AND EXCHANGE
COMMISSION ON FEBRUARY 6, 2007                      REGISTRATION NO.: 333-125897


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   Form SB-2/A
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                (AMENDMENT NO. 1)

                           ELECTRONIC GAME CARD, INC.
                 (Name of small business issuer in its charter)

             Nevada                        6794                  87-0624752
  (State or jurisdiction of   (Primary Standard Industrial    (IRS Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                          712 Fifth Avenue, 19th Floor
                          New York, New York 10019-4108
                                 (646) 723-8936
   (Address and telephone number of principal executive offices and principal place of business)

                        Lee Cole, Chief Executive Officer
                          712 Fifth Avenue, 19th Floor
                          New York, New York 10019-4108
                                 (646) 723-8936
           (Name, address, and telephone number of agent for service)

                          Copies of communications to:
                            L. STEPHEN ALBRIGHT, ESQ.
                              ALBRIGHT & BLUM, P.C.
                       17337 Ventura Boulevard, Suite 208
                            Encino, California 91316
                                 (818) 789-0779

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement

         If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

======================================= =============== ================ ================= ================
                                                        PROPOSED MAXIMUM     PROPOSED
         TITLE OF SECURITIES              AMOUNT TO BE   OFFERING PRICE  MAXIMUM AGGREGATE   AMOUNT OF
           TO BE REGISTERED                REGISTERED     PER SHARE (1)   OFFERING PRICE   REGISTRATION FEE
--------------------------------------- --------------- ---------------- ----------------- ----------------
Common Stock, par value $0.01.........   25,033,741 (2)       $0.23         $5,757,760         $617.00
======================================= =============== ================ ================= ================

(1) Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the bid and ask prices per share of our common stock, as reported on the OTC Bulletin Board, on January 30, 2007. Total filing fee is $617.00.

(2) The 25,033,741 shares consist of: (i) 5,777,333 shares of common stock to be issued to the Selling Stockholders upon the conversion of $8,666,000 in Convertible Promissory Notes into 5,777,333 shares of Series A Preferred Stock, which Series A Preferred Stock will, in turn, be converted into 5,775,333 shares of common stock; (ii) 2,888,667 shares to be issued upon the exercise of warrants issued to Selling Stockholders; and, 477,733 warrants issued to placement agents, 14,093,837 penalty shares of common stock issued in connection with resetting the price of the offering. 535,702 Series A preferred stock issued by way of dividend to Series A stockholders for the period ended October 6, 2006 and a further 1,260,469 penalty shares of common stock in resetting the price of the dividend.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. Our selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS

                 Dated: February 6, 2007, Subject to completion


                        25,033,741 SHARES OF COMMON STOCK

                           ELECTRONIC GAME CARD, INC.

         We have prepared this prospectus to allow certain of our current stockholders to sell up to 25,033,741 shares of our common stock. We are not selling any shares of common stock under this prospectus. The shares of common stock that we are registering for resale by the Selling Shareholders (defined below) include the exercise of warrants and options to purchase shares of common stock. Up to 25,033,741 shares of common stock will be issued upon the exercise of the preferred stock, warrants and options. The selling stockholders listed on page 16 may sell these shares from time to time after this Registration Statement is declared effective by the Securities & Exchange Commission.

         The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds received by the selling stockholders.

         We may receive up to $1,444,383 in proceeds from the exercise of the outstanding warrants and options. As of the date of this prospectus, none of the warrants have been exercised.

         On January 30, 2007, the last reported sales price of our common stock as reported by the OTC Bulletin Board was $0.23 per share.

         We urge you to read carefully the "Risk Factors" section beginning on page 8 where we describe specific risks associated with an investment in Electronic Game Card, Inc. and these securities before you make your investment decision.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 THE DATE OF THIS PROSPECTUS IS FEBRUARY _, 2007

                                TABLE OF CONTENTS

                                                                            PAGE
PART I

Prospectus Summary..........................................................   3
Risk Factors ...............................................................   7
Disclosure Regarding Forward Looking Statements ............................  15
Use of Proceeds ............................................................  16
Determination of Offering Price ............................................  16
Dilution ...................................................................  16
Selling Security Holders....................................................  17
Plan of Distribution .......................................................  19
Legal Proceedings ..........................................................  23
Management .................................................................  23
Security Ownership of Certain Beneficial Owners & Management................  23
Description of Securities...................................................  24
Experts.....................................................................  26
Disclosure of Commission Position on Indemnification for
  Securities Act Liabilities................................................  26
Description of Business.....................................................  26
Management's Discussion and Analysis or Plan of Operation...................  31
Description of Property.....................................................  35
Certain Relationships and Related Transactions..............................  35
Market for Common Equity and Related Stockholder Matters....................  36
Executive Compensation .....................................................  37
Changes and Disagreements with Accountants on Accounting
  and Financial Disclosures.................................................  37
Financial Information....................................................... F-1

PART II

Indemnification of Directors and Officers...................................   i
Other Expenses of Issuance and Distribution.................................   i
Recent Sales of Unregistered Securities ....................................   i
Exhibits ................................................................... iii
Undertakings ...............................................................  vi

Back Cover of Prospectus....................................... (no page number)


         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF THE COMPANY'S COMMON STOCK IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE AS OF THE DATE OF THIS PROSPECTUS REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                               PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding us and the securities being offered for sale by means of this prospectus and our financial statements and notes to those statements appearing elsewhere in this prospectus. The summary highlights information contained elsewhere in this prospectus.

CORPORATE INFORMATION/BACKGROUND

Our principal executive offices are located at 712 Fifth Avenue, 19th Floor, New York, NY 10019-4108 and our phone number is (646) 723 8936.

Electronic Game Card, Inc. (referred to as "EGC", "us", "we" or "Company") was organized on June 26, 1981, under the laws of the State of Utah as The Fence Post, Inc. In April 1988, the Company acquired all 10,000 of the issued and outstanding shares of Loki Holding Corp. in exchange for 1,000,000 shares (pre-split) of the Company's authorized but previously unissued common stock. In September 1988, the Company changed its name to Loki Holding Corporation. On September 11, 1990, the Company changed its name to Interactive Development Applications, Inc. On May 1, 1997, the Company was involuntarily dissolved by administrative action by the State of Utah for failure to maintain a registered agent in the State.

The Company was reinstated in the State of Utah on October 23, 1997. On October 24, 1997, the Board of Directors resolved to call for a special meeting of shareholders for November 7, 1997, at which meeting the Company's shareholders would be asked to approve several resolutions, including amending the Company's Articles of Incorporation to change the corporate name to Quazon Corp. and increase the authorized capital of the Company from 50,000,000 shares of common stock to 100,000,000 shares of common stock. On November 14, 1997, the Company filed with the State of Nevada Articles of Merger whereby the Company was merged with and into Quazon Corp., a newly formed Nevada corporation ("Quazon-Nevada"), for the sole purpose of changing the Company's domicile from the State of Utah to the State of Nevada.

On June 6, 2001, Scientific Energy, Inc, a Corporation organized under the laws of the State of Utah on May 30, 2001 ("Scientific Energy UT"), and Quazon, Corp. (aka the Company) entered into an agreement and plan of reorganization. Pursuant to the agreement, Scientific Energy-UT acquired 20,000,000 shares of the Company's shares in exchange for 100% of the issued and outstanding shares of Scientific Energy-UT. The Company entered into a Share Exchange dated November 19, 2003 with Electronic Game Card, Inc. ("EGC"), a Delaware Corporation having a principal place of business in New York City, New York. The Company deemed that such exchange closed December 5, 2003. The acquisition of Electronic Game Card Inc. was considered to be a reverse merger and Electronic Game Card, Inc. became the accounting acquirer.

On December 5, 2003 the Company changed its name to Electronic Game Card, Inc., with Electronic Game Card, Inc. Delaware changing its name to Electronic Game Card Marketing, Inc.

THE COMPANY

Electronic Game Card, Inc. (referred to as "EGC", "us", "we" or "Company") is a designer and supplier of an innovative "instant" win gaming device to the lottery industry marketed under the name of Electronic GameCard. The shape of a pocket game is approximately the size of a credit card and operated electronically by touch incorporating a microchip and LCD screen showing numbers or icons. Secondary markets with considerable potential for the company's reward based games products are the sales promotions industry in the area of prize and competition products, and the casino industry. We design these devices to play game types, formats and prize structures as required by our customers and are gradually building a range of generic games of popularly recognized themes.

EGC is a designer and supplier of an innovative "instant" win gaming device to the lottery industry going by the name of Electronic GameCard which takes the shape of a pocket game approximately the size of a credit card operated electronically by touch incorporating a microchip and LCD screen showing numbers or icons. Secondary markets with considerable potential for the company's reward based games products are the sales promotions industry in the area of prize and competition products, and the casino industry. We design these devices to play game types, formats and prize structures as required by our customers and are gradually building a range of generic games of popularly recognized themes. EGC outsources the manufacture of its GameCards under strictly supervised manufacturing agreements with suitably qualified companies.

DESCRIPTION OF THE BUSINESS

The EGC GameCard is designed to be versatile and flexible in functionality, customizable, portable, and cost efficient in its potential markets. EGC GameCards also include a random number generator. and state of the art security features protecting both the consumer and the promoter. The EGC GameCard weighs less than one half an ounce and is 3mm thick. The primary market for the GameCard product is the Lottery market followed by the Sales Promotion prize and competition market, and more recently by the promise of a third potential market in casinos, particularly in Tribal Gaming in the USA subject to obtaining the requisite permission from the National Indian Gaming Council under Class II usage. We have applied for patent protection in the United States and internationally and have to date obtained an authority from the US patent office which allows preventative action to be taken legally against any potential imitators.

The Company owns 100% of the share capital of Electronic Game Card, Ltd., a company incorporated under the laws of England, through its wholly owned U.S. subsidiary Electronic Game Card Marketing, Inc. (Delaware). Electronic Game Card Marketing Inc. is the marketing and sales operating division of the Company in the USA which also owns and operates Electronic Game Card Marketing Ltd, as the UK and European marketing and sales division.

LOTTERY MARKET

Lottery operators currently make use of paper scratch cards to give players an "instant" win or lose reward experience. This "instant" market currently attracts approximately $35 billion of the total worldwide lottery gaming market spend estimated at $140 billion. Over the last several years, scratch cards have become increasingly large and complex to accommodate consumer demand for multiple plays and multiple chances to win. Although average spend on a scratchcard is approx $3 to $5 some consumers can pay more than $20.00 for a sheet of scratch cards and a number of US state lottery operators are keen to try to obtain higher price points for their products.

The EGC GameCard offers this potential and has been seen by some leaders in the lottery industry as potentially providing the next contemporary digital evolution of the scratch card, offering multiple plays and multiple chances to win in an entertaining and secure manner while using existing methods of distribution as with scratch cards.

In order to access the lottery market in the most expeditious manner, we originally signed an exclusive distributorship agreement with Scientific Games International, Inc (NASDAQ:SGMS) in May 2003 who have long term relationships with the majority of national and state lotteries on a worldwide basis.

Following on from a successful product launch of the Electronic GameCards in Iowa in October 2004 the relationship between EGC and Scientific Games International evolved into a Joint Venture in an agreement signed on October 12, 2004. Scientific Games is the largest printer and wholesaler of "instant" win scratch cards to the worldwide lottery market and will now provide this global distribution network for lottery products to the Joint Venture. Scientific Games is in a unique position within this sector as they supply over 70% of the scratch card needs to the worldwide lottery market and, equally important, is intimately involved in bringing new innovative products to the US state lotteries.

The Joint Venture agreement with Scientific Games resulted from the first consumer launch of the EGC GameCards to the Iowa State lottery. The Iowa Lottery Quarter Play GameCard was launched on October 4, 2004 and the Iowa lottery and Scientific Games publicly stated that the results exceeded their expectations of sales level and consumer reaction. The Iowa lottery placed a re-order for a further 189,000 Quarter Play GameCards which went on sale on the May 16, 2005 and sales to date have been very well received by the Iowa Lottery. The Iowa Lottery has agreed to place orders for over 500,000 electronic GameCards in total to be delivered during 2005/6. Since then a number of other State lotteries in North America have shown interest in ordering EGC's GameCards and discussions are currently in hand with several lotteries as to game formats and timing requirements from whom we expect orders to be forthcoming for delivery in 2007.

SALES PROMOTION MARKET

The sales promotion prize and competition market is one in which the promoter (usually a well known brand) must not be seen to obtain money for entry and where no purchase of the brand's goods is necessary in order not to fall under the laws by which lotteries are regulated. Brand's make use of these prize and competitions games as a means to implement loyalty and incentive programs. The market for promotional items is extremely large and the size of the rewards and competitions sector in the US alone is over $40 billion. Newspapers, magazines and direct mail solicitations offer rewards, frequently using scratch cards, coupons and other forms of entry to engage consumers in promotional competitions. While our EGC GameCards can be applied to a broad range of potential promotional opportunities, we have focused our efforts initially on direct mail solutions.

Each EGC GameCard is developed by us with direct input from our clients on the style and functionality of the card. During 2004 it appeared that the dialogue with clients in regard to customizing games to a great degree was too time consuming and only profitable in respect of large volume orders of over 250,000 GameCard units. Consequently a new strategy of storing parts of generic games so as to be able to deliver smaller quantities more rapidly at greater cost efficiency was put in place as of April 2005 and will be marketed fully during 2006. Pricing and delivery times of EGC GameCards have caused a good number of potential customers to re-look how they may best use the EGC product in their marketing plans and EGC's new product strategy is designed to assist this in 2007. Introducing a new product into the sales and promotion marketing arena, despite its demand for novelty products and innovative ideas, takes time and adaptability to market needs. Even so EGC feel that their substantial investment to date in this market has been worthwhile in establishing a presence with many well known brands and their agencies so as to establish a foothold in this large and potentially rewarding market place.

INDIAN GAMING MARKET

The Indian Gaming on the Native American Tribal Lands is an $18 billion market, covering 28 States within United State of America and represents 21% of the total gaming industry. The Company has commenced marketing GameCards to the 249 Tribal-State gaming compacts as they potentially offer good prospects in adding to for the Company's overall sales in the year 2007. This market appertains solely to the sale of GameCards as gaming devices directly to the public in casinos and reservations owned and operated by Indian Tribes.

In order to be sold on the North American Tribal Lands the GameCards must be both classified by the National Indian Gaming Commission (NIGC) under Class II regulations and approved for sale by GLI (Gaming Laboratories International), this approval must be sponsored by an Indian Tribe. The Company has obtained the requisite permission from the NIGC for Class II approval. The Company has already received a suitable letter from a leading Indian Tribe stating that they will purchase EGC GameCards once all regulatory approvals have been obtained. Other Indian Tribes have expressed their interest in purchasing EGC GameCards.

THE OFFERING

Shares offered by the
selling stockholders .............  up to 25,033,741 shares of common stock.

Shares outstanding prior to
offering  ........................  26,131,513

Shares to be outstanding
following offering   .............  up to 51,165,254 (1)

Use of proceeds  .................  We will not  receive any  proceeds  from the sale and issuance of common stock following its registration.

------------
(1) In addition, we have another 4,271,800 outstanding warrants and options. However, none of the shares of common stock capable of being issued upon the exercise of these warrants and options are being registered under this Registration Statement

                                    However, if the selling  shareholders owning
                                    warrants  exercise them, we would receive up
                                    to  $1,444,333.  We  cannot  know  how  many
                                    warrants  the  selling   shareholders   will
                                    exercise their warrants or, if so exercised,
                                    that  they  will  sell  them to the  public.
                                    Depending   upon  the  amount  of   proceeds
                                    generated by this  offering,  we plan to use
                                    most of the  proceeds  for  general  working
                                    capital to pay  administrative  and  general
                                    expenses.  We estimate  the expenses of this
                                    offering,  such  as  printing,   legal,  and
                                    accounting will be approximately $75,000.

Risk Factors  ....................  An investment in our common stock is subject to significant  risks.  You should carefully
                                    consider  the  information  set forth in the
                                    "Risk Factors" section of this prospectus as
                                    well as other  information set forth in this
                                    prospectus,    including    our    financial
                                    statements and related notes.

Dividend policy  .................  We intend to retain any  earnings to finance the  finance the  development  and growth of
                                    our   business.   Accordingly,   we  do  not
                                    anticipate  that we will  declare  any  cash
                                    dividends   on  our  common  stock  for  the
                                    foreseeable  future.  See "Market for Common
                                    Equity and Related Stockholder Matters" on page 35.

Plan of Distribution  ............  The  shares  of  common  stock  offered  for
                                    resale   may  be   sold   by   the   selling
                                    stockholders  pursuant to this prospectus in
                                    the   manner   described   under   "Plan  of
                                    Distribution" on page 19.

OTC Bulletin Board symbol  .......  EGMI.OB

SUMMARY FINANCIAL DATA

The following summary financial information is taken from our financial statements included elsewhere in this prospectus and should be read along with the financial statements and the related notes.

INCOME STATEMENT DATA

                                               Fiscal Years Ended December 31,
                                              ---------------------------------
                                                  2005                 2004
                                              ------------         ------------
Total revenue ........................        $    630,575         $     80,250
Operating expenses ...................        $  5,149,951         $  8,653,045
Net profit / loss ....................        $ (9,499,372)        $ (8,616,746)
Net loss per share ...................        $      (0.37)        $      (0.38)
Average number of shares .............          25,765,765           22,971,539

BALANCE DATA SHEET

                                                  Years Ended December 31,
                                              ---------------------------------
                                                  2005                 2004
                                                (audited)            (audited)
                                              ------------         ------------
Total assets .........................        $  7,753,037         $  2,596,590
Cash & cash equivalents ..............        $  5,544,331         $  1,082,558

Total liabilities ....................        $  5,806,585         $    724,193
Working capital (deficiency) .........        $  4,647,276         $    831,678
Shareholder equity ...................        $  7,753,037         $  2,596,590


                                  RISK FACTORS

You should carefully consider the following risks before you decide to buy our common stock. Our business, financial condition and operating results are subject to a number of risk factors, both those that are known to us and identified below and others that may arise from time to time. These risk factors could cause our actual results to differ materially from those suggested by forward-looking statements in this document and elsewhere, and may adversely affect our business, financial condition or operating results. If any of those risk factors should occur, moreover, the trading price of our securities could decline, and investors in our securities could lose all or part of their investment in our securities. These risk factors should be carefully considered in evaluating the proposed merged entity and its prospects. The material below summarizes certain risks and is not intended to be exhaustive.

We are a development stage company with limited historical operations and have incurred net losses since commencing business. We may incur future losses. We may never generate material revenues or achieve profitability and, if we do achieve profitability, we may not be able to maintain profitability. We have a limited operating history, which makes it difficult to evaluate our business and to predict our future operating results.

We were organized in June 1981. From our inception and until November, 2003, we went through several transformations and businesses which were engaged in organizational activities, including developing a strategic operating plan, entering into various collaborative agreements for the development of products and technologies, hiring personnel and developing and testing our products. It was not until December 5, 2003, when we closed the stock exchange agreement between Scientific Energy, Inc. and Electronic Game Card, Inc., that we entered the electronic game card and gaming card business described below.

The Company's business and operations should be considered to be in the development stage and subject to all of the risks inherent in the establishment of a new business venture. Accordingly, the intended business and operations of the Company may not prove to be successful in the near future, if at all. Any future success that the Company might enjoy will depend upon many factors, many of which may be beyond the control of the Company, or which cannot be predicted at this time. The Company may encounter unforeseen difficulties or delays in the implementation of its plan of operations which could have a material adverse effect upon the financial condition, business prospects and operations of the Company and the value of an investment in the Company.

Our common stock is subject to "penny stock" regulations, which could make it more difficult for an active, liquid market to develop in the stock and could prevent you from selling any shares you buy in this offering. Penny stocks are equity securities that have a price of less than $5.00 and are not registered on certain national securities exchanges or quoted on the Nasdaq system. Our common stock is currently a penny stock and will probably remain a penny stock for the foreseeable future because the offering price of the common stock in this offering is substantially less than $5.00 per share and we do not qualify for an exemption from the SEC's penny stock rules. The penny stock rules regulate broker-dealer practices in connection with transactions in penny stock. These regulations could make it more difficult for an active, liquid market in our common stock to develop and could prevent you from selling shares you purchase in this offering. These rules require any broker-dealer engaging in transactions in penny stocks to first provide to its customer a series of disclosures and documents, including:

         o a standardized risk disclosure document identifying the risks inherent in investment in penny stocks;

         o all compensation received by the broker-dealer in connection with the transaction;

         o        current quotation prices and other relevant market data; and

         o monthly account statements reflecting the fair market value of the securities.

In addition, these rules require that a broker-dealer obtain financial and other information from its customer, determine that transactions in penny stocks are suitable for the customer, and deliver a written statement to the customer setting forth the basis for that determination. These extensive requirements could cause some broker-dealers and their customers to limit their involvement in penny stock transactions or to avoid them altogether.

We may fail to address risks we face as a developing business which could adversely affect the implementation of our business plan.

We are prone to all of the risks inherent to the establishment of any new business venture. You should consider the likelihood of our future success to be highly speculative in light of our limited operating history, as well as the limited resources, problems, expenses, risks and complications frequently encountered by similarly situated companies. To address these risks, we must, among other things:

         o        maintain and increase our product portfolio;

         o implement and successfully execute our business and marketing strategy;

         o continue to develop new products and upgrade our existing products;

         o        respond to industry and competitive developments; and

         o        attract, retain, and motivate qualified personnel.

We may not be successful in addressing these risks. If we are unable to do so, our business prospects, financial condition and results of operations would be materially adversely affected. We have limited experience in developing products and may be unsuccessful in our efforts to develop products.

To achieve profitable operations, we, alone or with others, must successfully develop, market and sell our products. The development of new electronic products is highly uncertain and subject to a number of significant risks. Some products resulting from either our or our collaborative partners' product development efforts are not expected to be available for sale for at least a year. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons.

To date, our resources have been substantially dedicated to the acquisition, research and development of products and technologies. Most of the existing and future products and technologies developed by us will require extensive additional development. Our product development efforts may not be successful.

The Company's research and development projects have produced commercially viable applications which have achieved limited acceptance. There is no guarantee that this acceptance can be turned into the level of revenue and income anticipated in our business model. Because of these uncertainties, our potential applications may not be successfully developed and we will be unable to generate revenue or build a sustainable or profitable business.

Thus far, the broad-markets have generally not adopted GameCards products. The Company cannot predict when broad-market acceptance will develop, if at all, and we cannot reasonably estimate the projected size of any market that may develop. If markets fail to accept our products, we may not be able to achieve revenue from the commercial application of our technologies. Our revenue growth and achievement of profitability will depend substantially on our ability to gain acceptance for our products accepted by customers in all markets.

An increase in competition from other entertainment product manufacturers could have a material adverse effect on our ability to generate revenue and cash flow.

Because many of our competitors have substantially greater capabilities and resources, they may be able to develop products before us or develop more effective products or market them more effectively which would limit our ability to generate revenue and cash flow.

Because we have international operations, we will be subject to risks associated with conducting business in foreign countries.

Because we have international operations in the conduct of our business, we are subject to the risks of conducting business in foreign countries, including:

         o different standards for the development, use, packaging and marketing of our products and technologies;

         o difficulty in identifying, engaging, managing and retaining qualified local employees;

         o difficulty in identifying and in establishing and maintaining relationships with, partners, distributors and suppliers of finished and unfinished goods and services;

         o the potential burden of complying with a variety of foreign laws, trade standards and regulatory requirements

         o general geopolitical risks, such as political and economic instability, changes in diplomatic and trade relations; and

         o        import and export customs regulations.

We will be exposed to risks associated with fluctuations in foreign currencies.

As part of our international operations, from time to time in the regular course of business, we convert dollars into foreign currencies and vice versa. The value of the dollar against other currencies is subject to market fluctuations and the exchange rate may or may not be in our favor.

There are substantial risks inherent in attempting to commercialize new technological applications, and, as a result, we may not be able to successfully develop the GameCards for commercial use as planned.

Competition in our industry is intense. Competitors in the United States and Europe are numerous most of which have substantially greater capital resources, marketing experience, research and development staffs and facilities than us. Competing technologies and products may be more effective than any of those that are being or will be developed by us.

If we fail to keep up with rapid technological change, our technologies and products could become less competitive or obsolete.

The industry is characterized by rapid and significant technological change. We expect that gaming technologies will continue to develop rapidly, and our future success will depend on our ability to develop and maintain a competitive position. Technological development by others may result in products developed by us, branded or generic, becoming obsolete before they are marketed or before we recover a significant portion of the development and commercialization expenses incurred with respect to these products.

We have limited sales and marketing capability, and may not be successful in selling or marketing our products.

The creation of infrastructure to commercialize products is a difficult, expensive and time-consuming process. We currently have limited sales and marketing capabilities, and would need to rely upon third parties to perform some of those functions. To the extent that we enter into co-promotion or other licensing arrangements, any revenues to be received by us will be dependent on the efforts of third parties if we do not undertake to develop our own sales and marketing capabilities. The efforts of third parties may not be successful. We may not be able to establish direct or indirect sales and distribution capabilities or be successful in gaining market acceptance for proprietary products or for other products. If we desire to market any products directly, we will need to develop a more robust marketing and sales force with technical expertise and distribution capability or contract with other companies with distribution systems and direct sales forces. Our failure to establish marketing and distribution capabilities or to enter into marketing and distribution arrangements with third parties could have a material adverse effect on our revenue and cash flows.

We are dependent on outside manufacturers for the manufacture of our products. Therefore we will have limited control of the manufacturing process and related costs.

We are developing products which will require third-party assistance in manufacturing. The efforts of those third parties may not be successful. We may not be able to establish or maintain relationships with third-parties to manufacture our products.

We are dependent on third parties to supply all raw materials used in our products and to provide services for the core aspects of our business. Any interruption or failure by these suppliers, distributors and collaboration partners to meet their obligations pursuant to various agreements with us could have a material adverse effect on our business, profitability and cash flows.

We rely on third parties to supply all raw materials used in our products. In addition, we rely and will continue to rely on third-party suppliers, distributors and collaboration partners to provide services for many aspects of our business. Our business and financial viability are dependent on the regulatory compliance and timely and effective performance of these third parties, and on the strength, validity and terms of our various contracts with these third-party suppliers, distributors and collaboration partners. Any interruption or failure by these suppliers, distributors and collaboration partners to meet their obligations pursuant to various agreements with us could have a material adverse effect on our business, financial condition, profitability and cash flows.

We depend on patent and proprietary rights to develop and protect our technologies and products, which rights may not offer us sufficient protection.

The industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Our success will depend on our ability to obtain and enforce protection for products that we develop under United States and foreign patent laws and other intellectual property laws, preserve the confidentiality of our trade secrets and operate without infringing the proprietary rights of third parties.

We also rely upon trade secret protection for our confidential and proprietary information. Others may independently develop substantially equivalent proprietary information and techniques or gain access to our trade secrets or disclose our technology. We may not be able to meaningfully protect our trade secrets which could limit our ability to exclusively produce products.

We require our employees, consultants, and parties to collaborative agreements to execute confidentiality agreements upon the commencement of employment or consulting relationships or a collaboration with us. These agreements may not provide meaningful protection of our trade secrets or adequate remedies in the event of unauthorized use or disclosure of confidential and proprietary information.

If we lose key management or other personnel our business will suffer.

We are highly dependent on the principal members of our management staff. We also rely on consultants and advisors to assist us in formulating our development strategy. Our success also depends upon retaining key management and technical personnel, as well as our ability to continue to attract and retain additional highly-qualified personnel. We face intense competition for personnel from other companies, government entities and other organizations. We may not be successful in retaining our current personnel. We may not be successful in hiring or retaining qualified personnel in the future. If we lose the services of any of our management staff or key technical personnel, or if we fail to continue to attract qualified personnel, our ability to acquire, develop or sell products would be adversely affected.

Our management and internal systems might be inadequate to handle our potential growth.

Our success will depend, in significant part, on the expansion of our operations and the effective management of growth. This growth will place a significant strain on our management and information systems and resources and operational and financial systems and resources. To manage future growth, our management must continue to improve our operational and financial systems and expand, train, retain and manage our employee base. Our management may not be able to manage our growth effectively. If our systems, procedures, controls, and resources are inadequate to support our operations, our expansion would be halted and we could lose our opportunity to gain significant market share. Any inability to manage growth effectively may harm our ability to institute our business plan.

The Company's success depends on the attraction and retention of senior management with relevant expertise. The Company's future success will depend to a significant extent on the continued services of its key employees. Employees versed in gaming expertise may also be difficult to replace. The Company does not maintain key man life insurance for any of its executives. The Company's ability to execute its strategy also will depend on its ability to attract and retain qualified production, sales, marketing and additional managerial personnel. If we are unable to find, hire and retain qualified individuals, we could have difficulty implementing our business plan in a timely manner, or at all.

Because we intend to have international operations, we will be subject to risks of conducting business in foreign countries.

If, as we anticipate, international operations will constitute a part of our business, we will be subject to the risks of conducting business in foreign countries, including:

         o different standards for the development, use, packaging and marketing of our products and technologies;

         o difficulty in identifying, engaging, managing and retaining qualified local employees;

         o difficulty in identifying and in establishing and maintaining relationships with, partners, distributors and suppliers of finished and unfinished goods and services;

         o the potential burden of complying with a variety of foreign laws, trade standards and regulatory requirements;

         o general geopolitical risks, such as political and economic instability, changes in diplomatic and trade relations;

         o        import and export customs regulations; and,

         o exposure to risks associated with fluctuations in foreign currencies.

The Company will need approval from governmental authorities in the United States and other countries to successfully realize commercial value from the Company's activities. Adverse events that are reported during regulatory trials or after marketing approval can result in additional limitations being placed on a product's use and, potentially, withdrawal of the product from the market. Any adverse event, either before or after approval, can result in product liability claims against the Company, which could significantly and adversely impact the value of our Common Stock.

If export or import controls affecting our products are expanded, our business will be adversely affected.

The U.S. government regulates the sale and shipment of numerous technologies by U.S. companies to foreign countries. If the U.S. or any other government places expanded export or import controls on our technology or products, our business would be materially and adversely affected. If the U.S. government determines that we have not complied with the applicable import regulations, we may face penalties in the form of fines or other punishment.

The Company's ability to protect its patents and other proprietary rights is not absolute, exposing it to the possible loss of competitive advantage.

The Company's subsidiaries have licensed rights to pending patents and have filed and will continue to file patent applications. If a particular patent is not granted, the value of the invention described in the patent would be diminished. Further, even if these patents are granted, they may be difficult to enforce. Efforts to enforce our patent rights could be expensive, distracting for management, unsuccessful, cause our patents to be invalidated, and frustrate commercialization of products. Additionally, even if patents are issued, and are enforceable, others may independently develop similar, superior, or parallel technologies to any technology developed by us, or our technology may prove to infringe upon patents or rights owned by others. Thus, the patents held by or licensed to us may not afford us any meaningful competitive advantage. Our inability to maintain our licenses and our intellectual property rights could have a material adverse effect on our business, financial condition and ability to implement our business plan. If we are unable to derive value from our licensed or owned intellectual property, the value of your investment in the Company will be decline.

We cannot predict our future capital needs and we may not be able to secure additional financing which could affect our ability to operate as a going concern. In March and April, 2005, we sold an aggregate gross of $8,666,000 of convertible promissory notes (the "Convertible Notes") to twenty three (23) accredited investors in a private placement. Net proceeds to the Company upon the sale of the Convertible Notes were $7,911,200. The Convertible Notes are each in the principal amount of $48,000. Each of the Convertible Notes automatically converted into 32,000 shares of our Series A Convertible Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock") on October 31, 2006, the date upon which the amendment to our Articles of Incorporation authorizing the Series A Preferred Stock was endorsed and filed with the Nevada Secretary of State. We also issued one (1) warrant (a "Warrant") to acquire one
(1) share of Series A Preferred Stock for every two shares of Series A Preferred into which the Convertible Promissory Notes are initially convertible. The Warrants shall be exercisable to acquire shares of Series A Preferred Stock upon the effectiveness of actions by the Registrant's shareholders to authorize the Series A Preferred Stock. Further, in connection with the Private Placement, we issued warrants (the "Placement Agent Warrants") to the placement agents granting the right to purchase up to 477,733 shares of the Registrant's Common Stock. The Placement Agent Warrants are exerciseable at a $1.85 per share. However, none of the shares of common stock underlying the Placement Agent Warrants are being registered under this Registration Statement. The Placement Agent Warrants represent ten percent (10%) of the shares of Common Stock issuable upon exercise of the Series A Preferred Stock which is issued upon conversion of the Convertible Promissory Notes sold to investors introduced to the Registrant by the placement agents. All of the other Warrants, shall be exercisable initially at $0.50 per share of Series A Preferred Stock, subject to adjustment, and shall be exercisable for a period of 5 years. In the event all of the Warrants are exercised, we would receive $1,444,333 in net proceeds.

Nevertheless, we may need additional financing to continue to fund the research and development of our products and to generally expand and grow our business. To the extent that we will be required to fund operating losses, our financial position would deteriorate. There can be no assurance that we will be able to find significant additional financing at all or on terms favorable to us. If equity securities are issued in connection with a financing, dilution to our stockholders may result, and if additional funds are raised through the incurrence of debt, we may be subject to restrictions on our operations and finances. Furthermore, if we do incur additional debt, we may be limiting our ability to repurchase capital stock, engage in mergers, consolidations, acquisitions and asset sales, or alter our lines of business or accounting methods, even though these actions would otherwise benefit our business.

If adequate financing is not available, we may be required to delay, scale back or eliminate some of our research and development programs, to relinquish rights to certain technologies or products, or to license third parties to commercialize technologies or products that we would otherwise seek to develop. Any inability to obtain additional financing, if required, would have a material adverse effect on our ability to continue our operations and implement our business plan.

The prices we charge for our products and the level of third-party reimbursement may decrease and our revenues could decrease.

Our ability to commercialize products successfully depends in part on the price we may be able to charge for our products.

We may encounter significant financial and operating risks if we grow our business through acquisitions.

The price of our common stock is likely to be volatile and subject to wide fluctuations.

The market price of the securities of technology based companies has been especially volatile. Thus, the market price of our common stock is likely to be subject to wide fluctuations. If our revenues do not grow or grow more slowly than we anticipate, or, if operating or capital expenditures exceed our expectations and cannot be adjusted accordingly, or if some other event adversely affects us, the market price of our common stock could decline. In addition, if the market for technology based stocks or the stock market in general experiences a loss in investor confidence or otherwise fails, the market price of our common stock could fall for reasons unrelated to our business, results of operations and financial condition. The market price of our stock also might decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were to become the subject of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources.

The public trading market for our common stock is limited and may not be developed or sustained which could limit the liquidity of an investment in our common stock.

There is a limited trading market for the common stock. Since December 2003, the common stock has been traded sporadically under the symbol "EGMI.OB" on the OTC bulletin board, an inter-dealer automated quotation system for equity securities. There can be no assurance that an active and liquid trading market will develop or, if developed, that it will be sustained which could limit your ability to sell our common stock at a desired price.

Certain events could result in a dilution of your ownership of our common stock.

A small number of shareholders currently have the ability to determine the outcome of any matter requiring a stockholder vote, including the election of directors.

As of December 31, 2006, we had 26,131,513 shares of common stock issued and outstanding. In addition, on October 31, 2006, we amended our Articles of Incorporation. As a result, $8,666,000 in outstanding Convertible Notes were automatically converted into 5,775,333 shares of Preferred Stock. 14,093,837 shares of common stock were issued as a result of resetting the price of the preferred stock. Further, an additional 2,888,667 shares of Common Stock underlying the warrants attached to those Convertible Notes are being registered. Upon exercise of those warrants, those shares would further dilute your percentage of ownership and your voting power. The exercise price of these warrants $0.50 per share. We also have another 4,271,800 in outstanding options and warrants. The exercise prices of the warrants and options range from $0.50 per share to $1.50 per share.

The Company will need approval from governmental authorities in the United States and other countries to successfully realize commercial value from the Company's activities. Adverse events that are reported during regulatory trials or after marketing approval can result in additional limitations being placed on a product's use and, potentially, withdrawal of the product from the market. Any adverse event, either before or after approval, can result in product liability claims against the Company, which could significantly and adversely impact the value of our Common Stock.

If export or import controls affecting our products are expanded, our business will be adversely affected.

The U.S. government regulates the sale and shipment of numerous technologies by U.S. companies to foreign countries. If the U.S. or any other government places expanded export or import controls on our technology or products, our business would be materially and adversely affected. If the U.S. government determines that we have not complied with the applicable import regulations, we may face penalties in the form of fines or other punishment.

The provisions of Nevada law may inhibit potential acquisition bids that stockholders may believe are desirable, and the market price of our common stock may be lower as a result.

RISK FACTORS RELATED TO OUR COMMON STOCK

Because we are a developmental stage company, there are few objective metrics by which our progress may be measured. Consequently, we expect that the market price of our Common Stock will be likely to continue to fluctuate significantly we anticipate that investors and market analysts will assess our performance by considering factors such as:

         o        announcements of developments related to our business;

         o developments in our strategic relationships with distributors of our products;

         o announcements regarding the status of any or all of our collaborations or products;

         o market perception and/or investor sentiment regarding our technology and products;

         o announcements regarding developments in the lottery and gaming field in general;

         o the issuance of competitive patents or disallowance or loss of our patent rights; and

         o        quarterly variations in our operating results.

We will not have control over many of these factors but expect that our stock price may be influenced by them. As a result, our stock price may be volatile and you may lose all or part of your investment.

ADDITIONAL GENERAL ECONOMIC CONDITIONS. The stock prices for many companies in our sector have experienced wide fluctuations that often have been unrelated to their operating performance. Such fluctuations may adversely affect the market price of our Common Stock.

The market for purchases and sales of the Company's Common Stock and Warrants may be very limited, and the sale of a limited number of shares or Warrants could cause the price to fall sharply.

OUR SECURITIES ARE TRADED MODERATELY. Accordingly, it may be difficult to sell shares of the Common Stock or the Warrants quickly without significantly depressing the value of the stock. Unless we are successful in developing continued investor interest in our stock, sales of our stock could continue to result in major fluctuations in the price of the stock. Shareholder interest in the Company may be substantially diluted as a result of the sale of additional securities to fund the Company's plan of operation. Our Certificate of Incorporation authorizes the issuance of an aggregate of 100,000,000 shares of Common Stock, on such terms and at such prices as the Board of Directors of the Company may determine. Of these shares, an aggregate of 26,131,513 shares of Common Stock are issued and outstanding as of the date hereof. 25,033,741 shares are to be issued upon the conversion of the Convertible Notes. 2,888,667 shares are reserved for issuance upon the exercise of warrants issued in connection with the Convertible Notes, including 477,733 in placement agent warrants. The company has paid dividends to Series A stockholders for the period ending October 6, 2006 in 535,702 shares of Series A stock and 1,260,469 penalty shares of common stock. 4,271,800 shares are reserved for issuance upon the exercise of other outstanding warrants issued by the Company. Therefore, approximately 48,834,746 shares of Common Stock remain available for issuance by the Company to raise additional capital, in connection with prospective acquisitions or for other corporate purposes. Issuances of additional shares of Common Stock would result in dilution of the percentage interest in our Common Stock of all stockholders rateably, and might result in dilution in the tangible net book value of a share of our Common Stock, depending upon the price and other terms on which the additional shares are issued. In addition, the issuance of additional shares of Common Stock upon exercise of the Warrants, or even the prospect of such issuance, may be expected to have an effect on the market for the Common Stock, and may have an adverse impact on the price at which shares of Common Stock trade.

If securities or industry analysts do not publish research reports about our business, of if they make adverse recommendations regarding an investment in our stock, our stock price and trading volume may decline.

The trading market for our Common Stock may be influenced by the research and reports that industry or securities analysts publish about our business. We do not currently have and may never obtain research coverage by industry or securities analysts. If no industry or securities analysts commence coverage of our company, the trading price of our stock could be negatively impacted. In the event we obtain industry or security analyst coverage, if one or more of the analysts downgrade our stock or comment negatively on our prospects, our stock price would likely decline. If one of more of these analysts cease to cover us or our industry or fails to publish reports about our Company regularly, our Common Stock could lose visibility in the financial markets, which could also cause our stock price or trading volume to decline.

We may be the subject of securities class action litigation due to future stock price volatility. In the past, when the market price of a stock has been volatile, holders of that stock have often initiated securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management.

We do not intend to declare dividends on our Common Stock.

We will not distribute cash to our stockholders until and unless we can develop sufficient funds from operations to meet our ongoing needs and implement our business plan. The time frame for that is inherently unpredictable, and you should not plan on it occurring in the near future, if at all.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements under the captions "Risk Factors," "Business" and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," the negative of these terms and other comparable terminology. These forward-looking statements which are
subject  to  risks,   uncertainties   and  assumptions  about  us,  may  include
projections of our future financial performance, or anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the section entitled "Risk Factors." You should specifically consider the numerous risks outlined under "Risk Factors." Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                 USE OF PROCEEDS

The following table describes how we plan to allocate the proceeds of this offering, assuming the selling shareholders exercise half or all of the 2,888,667 hares purchased upon the exercise of warrants or options for Common
Stock:

                                              Sale of               Sale of
                                          1,444,333 Shares     2,888,667 Shares
                                         (50% of offering)    (100% of offering)
                                         ------------------   ------------------

Gross proceeds ......................... $          722,166   $        1,444,333

Estimated offering expenses
(e.g.; printing and mailing costs,
legal and accounting fees, SEC
registration fee, and blue sky fees) ... $           75,000   $           75,000

Estimated net proceeds ................. $          622,166   $        1,344,333
Estimated uses of proceeds
     General and administrative
     expenses and additional
     working capital ................... $          647,166   $        1,369,333

Regardless of the amount of proceeds we may receive from the exercise of warrants, the funds will be used to cover general and administrative expenses and as additional working capital. We are not relying on these proceeds to finance the Company during the next twelve months.

                         DETERMINATION OF OFFERING PRICE

The Selling Stock holders will, at their discretion, sell the stock at the prevailing market price for our shares. The warrants held by the Selling Shareholders, including the Placement Agent Warrants, will pay us $1.85 per share upon the exercise of those warrants. The price for the shares of stock offered by this Prospectus has not been and will not be determined by us.

                                    DILUTION

As of December 31, 2006, we had: (i) 26,131,513 shares of common stock outstanding; $8,666,000 in Convertible Notes which will automatically convert into 5,777,333 shares of preferred stock and, (ii) 2,888,667 warrants exercisable into 2,888,667 shares of common stock and 14,093,837 shares of penalty common stock issued to reset the price of the Promissory Notes, 535,702 Series A preferred shares issued by way of dividend to Series A stockholders for the period ended October 6, 2006 and 1,260,469 penalty shares of common stock to reset the price of the dividend issue. The exercise price of the warrants into common stock is $0.50 per share.

We also have an additional 4,271,800 issued and outstanding warrants and options which were outstanding prior to the Private Placement of the Convertible Notes. The exercise prices for these warrants and options range from $0.50 a share to $1.50 per share.

                              SELLING STOCKHOLDERS

The following table details the name of each selling stockholder, the number of shares owned by each selling stockholder and the number of shares that may be offered for resale under this prospectus. To the extent permitted by law, the selling stockholders who are not natural persons may distribute shares, from time to time, to one or more of their respective affiliates, which may sell shares pursuant to this prospectus or prospectus supplement, provided that there has not been a material change in the prospectus supplement, that the number of shares or the dollar amount has not changed and, the new selling stockholder's shares can be traced to those covered by the original registration statement.. We have registered the shares to permit the selling stockholders and their respective permitted transferees or other successors in interest that receive their shares from the selling stockholders after the date of this prospectus to resell the shares. Because each selling stockholder may offer all, some or none of the shares it holds, and because there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The selling stockholders may from time to time offer all or some of the shares pursuant to this offering. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders. Except as indicated by footnote, none of the selling stockholders has had a significant relationship with us within the past three years, other than as a result of the ownership of our shares or other securities. Except as indicated by footnote, the selling stockholders have sole voting and investment power with their respective shares. Percentages in the table below are based on based upon the assumption that all of the Warrants are exercised for a total of 51,165,254 shares of our common stock issued and outstanding.

------------------------  ------------  ------------  ------------  ------------  ------------
                           Number of                   Percentage                 Percent of
                          Shares Held     Number of   of Ownership   Number of     Ownership
Name and Address of          Prior      Shares to Be    Prior to    Shares Being   Following
Selling Shareholder       to Offering    Offered (1)    Offering      Sold (2)    Offering (3)

------------------------  ------------  ------------  ------------  ------------  ------------
Pequot Scout Fund, LP
500 Nyala Farm Rd.,       4,445,694 (4) 4,445,694 (4)
Westport, CT, 06880         608,100 (5)   608,100 (5)      9.9%        5,053,794       0%
------------------------  ------------  ------------  ------------  ------------  ------------
Pequot Navigator Onshore
Fund, LP                  2,871,935 (4) 2,871,935 (4)
500 Nyala Farm Rd.,         391,867 (5)   391,867 (5)      6.4%        3,263,802       0%
Westport, CT, 06880
------------------------  ------------  ------------  ------------  ------------  ------------
Delta Onshore, LP
900 3rd Ave, 5th Floor,     468,974 (4)   468,974 (4)
New York, NY, 10022          64,000 (5)    64,000 (5)      1.0%          532,974       0%
------------------------  ------------  ------------  ------------  ------------  ------------
Delta Institutional, LP
900 3rd Ave, 5th Floor,   2,696,796 (4) 2,696,796 (4)
New York, NY, 10022         368,000 (5)   368,000 (5)      6.0%        3,064,796       0%
------------------------  ------------  ------------  ------------  ------------  ------------
Delta Offshore, Ltd.
900 3rd Ave, 5th Floor,   3,517,281 (4) 3,517,281 (4)
New York, NY, 10022         480,000 (5)   480,000 (5)      7.8%        3,997,281       0%
------------------------  ------------  ------------  ------------  ------------  ------------
Delta Pleiades, LP
900 3rd Ave, 5th Floor,      351,729(4)   351,729 (4)
New York, NY, 10022          48,000 (5)    48,000 (5)     0.78%          399,729       0%
Attn: P. J. Hofbaur*
------------------------  ------------  ------------  ------------  ------------  ------------

------------------------  ------------  ------------  ------------  ------------  ------------
                           Number of                   Percentage                 Percent of
                          Shares Held     Number of   of Ownership   Number of     Ownership
Name and Address of          Prior      Shares to Be    Prior to    Shares Being   Following
Selling Shareholder       to Offering    Offered (1)    Offering      Sold (2)    Offering (3)

------------------------  ------------  ------------  ------------  ------------  ------------
Stratford Partners, LP
237 Park Ave., Suite 900, 1,221,282 (4) 1,221,282 (4)
New York, NY, 10017         166,667 (5)   166,667 (5)     2.71%        1,387,949       0%
------------------------  ------------  ------------  ------------  ------------  ------------
Sunrise Equity Partner,
LP
641 Lexington Ave., 25th  1,387,949 (4) 1,387,949 (4)
Floor, New York, NY,        128,000 (5)   128,000 (5)     2.96%        1,515,949       0%
10022
Attn: Marilyn Adler*
------------------------  ------------  ------------  ------------  ------------  ------------
Bushido Capital Master
Fund, LP                    977,025 (4)   977,025 (4)
275 7th Ave, Suite 2000,    133,337 (5)   133,337 (5)     2.17%        1,110,362       0%
New York, NY, 10001
------------------------  ------------  ------------  ------------  ------------  ------------
Gamma Opportunity
Capital Partners, LP        977,025 (4)   977,025 (4)
605 Crescent Executive      133,337 (5)   133,337 (5)     2.17%        1,110,362       0%
Court, Suite 416,
Lake Mary, FL, 32746
------------------------  ------------  ------------  ------------  ------------  ------------
DKR Soundshore Oasis
Holding Fund, Ltd.          610,640 (4)   610,640 (4)
1281 East Main St.,          83,333 (5)    83,333 (5)     1.36%          693,973       0%
Stamford, CT, 06902
Attn: Brad Caswell*
------------------------  ------------  ------------  ------------  ------------  ------------
RCI 2, Ltd.
The Metropole, Roseville    244,255 (4)   244,255 (4)
St., St. Helier, Jersey,     33,333 (5)    33,333 (5)     0.54%          277,588       0%
Channel Islands, U.K.,
JE1 4HE
------------------------  ------------  ------------  ------------  ------------  ------------
Marc S. Blank
18930 Pinehurst Rd.,        234,484 (4)   234,484 (4)
Bend, OR, 97701              32,000 (5)    32,000 (5)     0.52%          266,484       0%
------------------------  ------------  ------------  ------------  ------------  ------------
Richard Molinksy
51 Lords Highway East,      234,484 (4)   234,484 (4)
Weston, CT, 06883            32,000(5)     32,000 (5)     0.52%          266,484       0%
------------------------  ------------  ------------  ------------  ------------  ------------
Richard & Bernadette
Potapchuck                  234,484 (4)   234,484 (4)
9 W 57th St, 27th Floor,     32,000 (5)    32,000 (5)     0.52%          266,484       0%
New York, NY, 10019
------------------------  ------------  ------------  ------------  ------------  ------------
ACT Partners, LP
992 Old Eagle School Rd.    234,484 (4)   234,484 (4)
Suite 915, Wayne, PA         32,000 (5)    32,000 (5)     0.52%          266,484       0%
19087
------------------------  ------------  ------------  ------------  ------------  ------------
Rodd Friedman
12 S. Main St.,             117,241 (4)   117,241 (4)
Suite 203,Norwalk, CT,       16,000 (5)    16,000 (5)     0.26%          133,241       0%
06854
------------------------  ------------  ------------  ------------  ------------  ------------

------------------------  ------------  ------------  ------------  ------------  ------------
                           Number of                   Percentage                 Percent of
                          Shares Held     Number of   of Ownership   Number of     Ownership
Name and Address of          Prior      Shares to Be    Prior to    Shares Being   Following
Selling Shareholder       to Offering    Offered (1)    Offering      Sold (2)    Offering (3)

------------------------  ------------  ------------  ------------  ------------  ------------
Atlantic Business
Services, LP                117,241 (4)   117,241 (4)
4 Station Rd, Norton         16,000 (5)    16,000 (5)     0.26%          133,241       0%
Fitzwarren, Taunton,
Somerset, TA2 6RF
------------------------  ------------  ------------  ------------  ------------  ------------
Richard Dickey
330 Madison Ave.,            58,619 (4)    58,619 (4)
NY, NY, 10017                 8,000 (5)     8,000 (5)     0.01%           66,619       0%
------------------------  ------------  ------------  ------------  ------------  ------------
Zatar Trust
515 Madison Ave             234,484 (4)   234,484 (4)
41st Floor                   32,000 (5)    32,000 (5)     0.52%          266,484       0%
New York, NY 10022
------------------------  ------------  ------------  ------------  ------------  ------------
Cindy Dolgin
515 Madison Ave             175,862 (4)   175,862 (4)
41st Floor                   24,000 (5)    24,000 (5)     0.39%          199,862       0%
NY, NY 10022
------------------------  ------------  ------------  ------------  ------------  ------------
Peter Janssen
515 Madison Ave             136,781 (4)   136,781 (4)
41st Floor                   18,666 (5)    18,666 (5)     0.30%          155,447       0%
New York, NY 10022
------------------------  ------------  ------------  ------------  ------------  ------------
Michael Rosenberg
515 Madison Ave, 41st Fl.    58,619 (4)    58,619 (4)
New York, NY 10022            8,000 (5)     8,000 (5)     0.01%           66,619       0%
------------------------  ------------  ------------  ------------  ------------  ------------
Scott Walker
TBG Enterprises Ltd.         10,000        10,000         0.002%          10,000       0%
3800 Howard Hughes
Suite 850
Las Vegas, Nevada 89169
------------------------  ------------  ------------  ------------  ------------  ------------
Robert Oxford
712 5th Avenue, 19th Fl.     50,000        50,000         0.01%           50,000       0%
New York, NY 10019
------------------------  ------------  ------------  ------------  ------------  ------------
Indigo Ventures
780 Third Avenue            470,944 (6)   470,944 (6)     0.92%          470,944       0%
Suite #1
Ronkankoma, NY 11799
Attn: E. Brackfeld
------------------------  ------------  ------------  ------------  ------------  ------------
IQ Ventures
515 Madison Ave               6,789 (6)     6,789 (6)     0.01%            6,789       0%
41st Floor
NY, NY 10022
Attn: G. Pollowitz
------------------------  ------------  ------------  ------------  ------------  ------------
Totals                     25,033,741     25,033,741                  25,033,741
------------------------  ------------  ------------  ------------  ------------  ------------

(1) These amounts consist of both the number of shares of common stock to be issued upon conversion of the Convertible Notes into Series A Preferred Stock, which in turn will be converted into common stock on a one (1) for one (1) basis, at the effective conversion rate of $0.39 per share, and the warrants to purchase additional shares of Series A Preferred Stock at $0.50 per share, which will also be convertible into common stock on a one (1) for one (1) basis.

(2) Assumes that the Selling Stockholder will sell all the shares being registered under this Form SB-2/A Registration Statement.

(3) Assumes that the Selling Stockholder sells all of his, hers or its shares being offered hereunder.

(4) Shares of common stock to be issued once the Convertible Note is converted to Series A Preferred Stock which will in turn be converted into common stock on a one (1) for one (1) basis.

(5) Shares of common stock to be issued pursuant to the Selling Shareholders exercise of warrants to purchase Series A Preferred Stock which will then be converted into common stock on a one (1) for one (1) basis.

(6)      Placement Agent Warrants

                              PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the Selling Shareholders. The term "selling stockholders" includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from the Selling Stockholders as a pledge, gift, partnership distribution or other non-sale related transfer. The number of shares beneficially owned by each selling stockholder will decrease as and when it effects any such transfers. The plan of distribution for the Selling Stockholders' shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Stockholders hereunder. To the extent required, we may amend and/or supplement this prospectus from time to time to describe a specific plan of distribution.

The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholders may offer their shares from time to time pursuant to one or more of the following methods:

         o on the OTC Bulletin Board or on any other market on which our common stock may from time to time be trading;

         o one or more block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         o        in public or privately-negotiated transactions;

         o        through the writing of options on the shares;

         o through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;

         o an exchange distribution in accordance with the rules of an exchange;

         o        through agents;

         o through market sales, both long or short, to the extent permitted under the federal securities laws; or

         o        in any combination of these methods.

The sale price to the public may be:

         o        the market price prevailing at the time of sale;

         o        a price related to the prevailing market price;

         o        at negotiated prices; or

         o any other prices as the selling stockholder may determine from time to time.

In connection with distributions of the shares or otherwise, the Selling Stockholders may:

         o enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

         o sell the shares short and redeliver the shares to close out such short positions;

         o enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and

         o        pledge   shares  to  a   broker-dealer   or  other   financial
                  institution, which, upon a default, they may in turn resell.

In addition to the foregoing methods, the Selling Stockholders may offer their share from time to time in transactions involving principals or brokers not otherwise contemplated above, in a combination of such methods as described above or any other lawful methods.

Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the shares may be listed or quoted, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such shares pursuant to this prospectus. A selling stockholder may effect such transactions directly or indirectly through underwriters, broker-dealers or agents acting on their behalf. In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate.

The shares may also be sold pursuant to Rule 144 under the securities act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information concerning the issuer, the resale occurring following the required holding period under Rule 144 and the number of shares during any three-month period not exceeding certain limitations. The Selling Stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of their shares if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom these broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the Selling Stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Stockholders cannot assure that all or any of the shares offered by this prospectus will be issued to, or sold by, the

Selling Stockholders if they do not exercise or convert the common stock equivalents that they own. The Selling Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered by this prospectus, may be deemed "underwriters" as that term is defined under the securities act or the exchange act, or the rules and regulations under those acts. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the securities act.

The Selling Stockholders, alternatively, may sell all or any part of the shares offered by this prospectus through an underwriter. To our knowledge, none of the Selling Stockholders have entered into any agreement with a prospective underwriter and there can be no assurance that any such agreement will be entered into. If the Selling Stockholders enter into such an agreement or agreements, then we will set forth, in a post-effective amendment to this prospectus, the following information:

         o        the number of shares being offered;

         o the terms of the offering, including the name of any selling stockholder, underwriter, broker, dealer or agent;

         o        the purchase price paid by any underwriter;

         o        any discount, commission and other underwriter compensation;

         o any discount, commission or concession allowed or reallowed or paid to any dealer;

         o        the proposed selling price to the public; and

         o        other facts material to the transaction.

We will also file such agreement or agreements. In addition, if we are notified by the Selling Stockholders that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, a supplement to this prospectus will be filed.

The Selling Stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the exchange act and the rules and regulations under the exchange act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to the same securities for a specified period of time prior to the commencement of the distribution, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We have agreed to pay all costs and expenses incurred in connection with the registration of the shares offered by this prospectus, except that the selling stockholder will be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of the shares and the fees of the selling stockholder's counsel.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus forms a part continuously effective until the earlier of the date that the shares covered by this prospectus may be sold pursuant to Rule 144 of the securities act and the date that all of the shares registered for sale under this prospectus have been sold.

We have agreed to indemnify the Selling Stockholders, or their respective transferees or assignees, against certain liabilities, including liabilities under the securities act, or to contribute to payments that the Selling
Stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of those liabilities.

                                LEGAL PROCEEDINGS

We are not a party to any material legal proceedings.

                                   MANAGEMENT

Our executive officers, directors and other significant employees and their ages and positions are as follows:

NAME OF INDIVIDUAL       AGE     POSITION WITH EGC AND SUBSIDIARIES
------------------       ---     -----------------------------------------------
Lee J. Cole              46      President and Chief Executive Officer
Linden Boyne             63      Chief Financial Officer, Director and Secretary
Gordon McNally           63      Director
Daniel Kane              56      Senior Vice-President Gaming
Roger Holdom             41      Senior Vice-President, Marketing
Damian Goodwin           34      Senior Vice-President, Production

All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors or regarding their position with the Company.

LEE J. COLE, DIRECTOR - Mr. Cole has been a director of EGC since 2001 and became the President and Chief Executive Officer on January 31, 2006, when Mr. John Bentley resigned from the Company. Mr. Cole also has extensive experience in technology growth companies and venture capital markets. He has been a principal of Tech Capital Group, a technology consulting and investment firm with stakes in both private and public information and healthcare technology companies since 1998.

LINDEN J. H. BOYNE, CHIEF FINANCIAL OFFICER, SECRETARY AND DIRECTOR - Mr. Boyne is a Director of the Company and is its Chief Financial Officer and Secretary. Since 1991 he has acted as a consultant to a number of retail businesses advising on general operations. He was previously a director of NSS Newsagents Plc with responsibility for several hundred branches. From its inception to its merger with the Company, Mr. Boyne was the CFO and Secretary of our predecessor Delaware Corporation.

GORDON MCNALLY, DIRECTOR - Mr. NcNally is a self employed inventor and gaming consultant who has won awards in the gaming industry for innovative products, including the world's first automatic roulette machine. He was the joint creator of the EGC Gamecard. He has a number of other successful inventions to his credit, in particular the casting of magnesium mouldings for motor racing wheels. He has a life time's inventive experience covering photo-electronics, and mechanical and electronic engineering. Mr Mcnally was appointed a Director of the Company in February 2006.

SIGNIFICANT EMPLOYEES:

DAMIAN GOODWIN, SENIOR VICE-PRESIDENT, PRODUCTION --- Mr. Damian is responsible for design, development, production and delivery of our GameCard products. Mr. Damian obtained a Bachelor of Arts degree in Economics, with honors, in 1994 from The University of Greenwich. His career began with Camelot Group PLC, which is the operator of the UK National Lottery. Mr. Goodwin was with Camelot for 7 years from 1994 to 2001, during this period he held several positions with the company, including Customer Service, Technical Service, Quality Management, as well as playing a significant role in a number of overseas projects. Mr. Goodwin was a key member of the bid team for Uthingo which is the operator of the South African National Lottery he also worked with the South African National Lottery on the launch of the lottery's lotto and scratchcard products. In 2001, Mr. Goodwin joined WagerLogic, Limited, where he was the Business Manager for Major Accounts and was responsible for managing and developing the relationships and opportunities with major UK based clients. Mr. Goodwin left WagerLogic in 2003 to explore other business interests and opportunities and in November, 2004, he accepted a position with the Company.

ROGER HOLDOM, SENIOR VICE PRESIDENT, MARKETING --- Mr. Holdom has held senior positions in the broadcasting, communications and marketing industries before moving into the areas of venture capital for new ventures and early stage corporate finance. Mr. Holdom received his MA degree in Marketing from Bedfordshire University in 2002 and his MBA from London Metropolitian University in 1999. He began his career in media marketing and sale management where he worked in various capacities until he joined the British Broadcasting Corporation and became responsible for marketing BBC Radio 2. In 2000 he moved to Discovery Networks Europe responsible for distribution agreements across Europe. Since then, Mr. Holdom has been a consultant and started working with the Company in April 2005. Mr. Holdom was instrumental in the revitalization of consumer brands, which, in several instances, caused them to become number one in their markets. He also led business development groups that identified and contracted distribution partnerships that generated multi-million dollar revenue across Europe.

DANIEL KANE - Mr. Kane is Senior Vice President of Gaming. He has over 30 years experience with U.S. state and European lotteries, particularly in the introduction of new technology and game formats. He managed the introduction of scratch cards for the UK's national lottery operator Camelot. Following the exclusive agreement with Scientific Games International to market EGC lottery product worldwide, Mr. Kane manages the SGI account as well as being responsible for EGC's sales to casinos.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of common stock, as of December 31, 2006 by (i) each person whom we know to beneficially own 5% or more of the common stock, (ii) each of our directors, (iii) each person listed on the Summary Compensation Table set forth under "Executive Compensation" and (iv) all of our directors and executive officers. The number of shares of common stock beneficially owned by each stockholder is determined in accordance with the rules of the Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder exercises sole or shared voting or investment power. The percentage ownership of the common stock, however, is based on the assumption, expressly required by the rules of the Commission, that only the person or entity whose ownership is being reported has converted or exercised common stock equivalents into shares of common stock; that is, shares underlying common stock equivalents are not included in calculations in the table below for any other purpose, including for the purpose of calculating the number of shares outstanding generally.

                                                             Percentage      Percentage
                                                              of Class        of Class
                                           Number of        Owned Before     Owned After
Name                                      Shares Owned        Offering      Offering (1)
---------------------------------------   ------------      ------------    ------------
John Bentley, (2) .....................      2,050,001               5.0%            4.2%
Former President,
Director and CEO
Savannah House
11 Charles II Street
London, England, U.K

Lee J. Cole, Director .................            Nil               Nil             Nil
712 Fifth Avenue, 19th Fl
New York, New York 10019

Linden Boyne, Director, ...............        300,000(3)            0.1%           0.06%
CFO, Treasurer and Secretary
Aberfoyle, Green Lane
Blackwater, Camberley, Surrey
United Kingdom

H. McNally (4) ........................      1,947,791               4.0%            3.8%
Fountain House
Park Street, London, W1

Delta Offshore Ltd. ...................      2,258,811               5.1%            4.4%
900 3rd Ave. 5th Fl.
New York, NY 10022

Pequot Scout Fund, LP .................      2,861,349               6.5%            5.6%
500 Nyala Farm Road
Westport, CT 06880

All officers and directors
as a group (3 persons) ................      2,350,001               4.1%            3.9%
------------

(1)      Assumes the issuance of all to the conversion of the Convertible notes.
(2)      On January 31,  2006,  Mr.  Bentley  resigned  his  positions  with the
         Company.
(3)      Options awarded in the 2002 Equity Compensation Plan.
(4)      Spouse of Mr. Gordon McNally, a Director.

                            DESCRIPTION OF SECURITIES

DESCRIPTION OF COMMON STOCK

NUMBER OF AUTHORIZED AND OUTSTANDING SHARES. Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of common stock, $.001 par value per share, of which 26,846,799 shares were outstanding on December 31, 2006, All of the outstanding shares of common stock are fully paid and non-assessable.

VOTING RIGHTS. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock have no cumulative voting rights. Accordingly, the holders of in excess of 50% of the aggregate number of shares of common stock outstanding will be able to elect all of our directors and to approve or disapprove any other matter submitted to a vote of all stockholders.

OTHER. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

TRANSFER AGENT. Shares of common stock are registered at the transfer agent and are transferable at such office by the registered holder (or duly authorized attorney) upon surrender of the common stock certificate, properly endorsed. No transfer shall be registered unless we are satisfied that such transfer will not result in a violation of any applicable federal or state securities laws. The transfer agent for our common stock is Liberty Transfer Co of 274 New York Avenue Suite B, Huntington, New York 11743.

DESCRIPTION OF PREFERRED STOCK

Our Articles of Incorporation authorize the issuance of 10,000,000 shares of preferred stock, par value $0.001 per share, which may be issued in one or more series, with such rights, preferences, privileges and restrictions as shall be fixed by the Company's Board of Directors from time to time. As of January 15, 2007, 6,311,035 shares of Series A Convertible Preferred Stock are issued and outstanding. None of the shares of our Series A Convertible Preferred Stock have been converted into common stock. All of the outstanding shares of Series A Convertible Preferred Stock are fully paid and non-assessable.

A true and correct copy of our "Certificate of Amendment to Articles of Incorporation of Electronic Game Card, Inc." (the "Amendment"), which was filed with and endorsed by the Nevada Secretary of State on October 31, 2006, is filed herewith as Exhibit 3.6.

In addition, filed herewith as Exhibit 3.7 is a true and correct copy of our "Form of Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Electronic Game Card, Inc." which control the preferred stock.

Upon filing and acceptance/endorsement by the Nevada Secretary of State of the Certificate of Amendment, the preferred stock became immediately due the Selling Shareholders. The Company have issued the preferred stock to the Selling Shareholders at the conversion rate of $1.05 per share prior to the effective date of this Prospectus. Those shares of preferred stock are convertible into common stock at the conversion rate of one for one at the discretion of the stockholders. Any unconverted preferred stock will be repurchased by the company in April 2010. Notwithstanding the possibility that the preferred stock is not authorized, then the Selling Shareholders who purchased Convertible Notes have the option, at their discretion, to convert the Convertible Note directly into shares of Common Stock on an -as-converted-into-Series-A-Preferred Stock basis. However, in such instance, the Company is not required and will not issue Warrants pursuant to the Convertible Notes and no shares of Preferred Stock or Common Stock shall be issuable under those warrants.

However, with regard to the Warrants issued to the Placement Agents, the shares of common stock underlying those Warrants, namely 477,733 shares, will be registered and available for issuance if and when the Placement Agents exercise their Warrants. The exercise price for these Placement Agent Warrants is $1.85 per share. These shares underlying these warrants are being registered pursuant to this Registration Statement.

WARRANTS

As of December 31 2006 there were outstanding warrants to purchase an aggregate of 2,888,667 of our Series A Preferred Stock, exercisable at $0.50 per share, which Series A Preferred Stock will be converted into shares of our Common Stock on a one (1) for one (1) basis. In addition, we have issued 477,733 Placement Agent Warrants which are exercisable at the price of $1.85 per share for a period of 5 years. The shares underlying the Placement Agent Warrants are being registered and are available for issuance upon exercise by the Placement Agents.

We also have an additional 3,455,601 issued and outstanding warrants which were outstanding prior to the Private Placement of the Convertible Notes. The exercise price for these warrants range from $1.00 a share to $1.50 per share.

STOCK OPTIONS

We instituted a stock option plan for officers, key employees, consultants and advisors. The 2002 Equity Compensation Plan provided for options equivalent up to 10% of the then issued share capital of the company to be offered to such individuals by the Board. 565,067 of a total possible of 1,200,000 options have been distributed. No further stock option plans have been instituted.

TRANSFER AGENT

Our transfer agent is Liberty Transfer Company, Inc., 274B New York Avenue, Huntington, New York 11743.

                                     EXPERTS

Our auditors are Mendoza, Berger Ll., certified public accountants and our previous independent accountants were Robison Hill and Co. Our consolidated financial statements as at and for the year ended December 31, 2005 have been included in this prospectus and in the registration statement in reliance upon the report of Robison, Hill and Co., and upon their authority, as experts in accounting and auditing.

Albright & Blum, P.C. , attorneys at law, has passed upon the validity of the securities being offered hereby. Albright & Blum, P.C.'s address is 17337 Ventura Boulevard, Suite 208 Encino, California 91316

Neither Robison, Hill and Co. nor Albright & Blum, P.C. were hired on a contingent basis, nor will either receive a direct or indirect interest in the business of issuer. Further, neither was nor will be a promoter, underwriter, voting trustee, director, officer, or employee of the issuer.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation and its By-Laws contain provisions for indemnification of officers, directors, employees and agents of the Company. Our By-Laws require us to indemnify such persons to the full extent permitted by the Nevada General Corporation Law (Nev. Rev. Stat. Ann. sec.78.751 (1995)). Each person will be indemnified in any proceeding if he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to the best interests of the Company.

Indemnification would cover expenses, including attorneys' fees, judgments, fines and amounts paid in settlement. Our By-Laws also provide that the Board of Directors may cause us to purchase and maintain insurance on behalf of any present or past director or officer insuring against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not we would have the power to indemnify such person. We may seek to obtain directors' and officers' liability insurance upon completion of this registration. However, we have not determined whether to obtain such insurance.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such court.

                             DESCRIPTION OF BUSINESS

We are an emerging technology company. Our primary business focus is the development and sale of gaming products to the sales promotion and lottery industries. We have a single product platform, the electronic game card, under development.

PRODUCTS

The Electronic GameCard was developed by us over the last two years. We invested significant time and capital into its development to produce an end product that met the size and technical specifications required for its end users while at the same time maintaining a reasonable price point.

The standard Electronic GameCard is the size and shape of a credit card, incorporating a proprietary PCB design, a long life battery, LCD screen, a microprocessor and random number generator in a thin (approximately 3 mm) rigid sandwich construction encased in plastic. On one side there is a security tag to activate the device, and on the play area touch sensitive buttons are used to start and to play each game by putting the numbers or icons on the display in motion. LCD designs may incorporate alphanumerics or icons to allow for games to carry brands logos and symbols or various game formats, and game units may also incorporate a counter display allowing for accumulator or incentive points to be awarded. An Electronic GameCard can also contain sound, for example to play a jingle or give a win alert. A win may be determined by a number of means; for example by matching the LCD display to printed numbers or symbols on the card itself, or shown elsewhere, such as in a newspaper, television commercial, in-store, or via some other venue or medium. The game may also be set to play over given time periods so extending its play value.

The Electronic GameCard is flexible enough to allow for any number of plays according to the promoters requirements. The Electronic GameCard may be produced to a generic design or application as directed by the Company. Alternatively, it may be customized to various designs and applications chosen by our customers. Security features to identify multiple prize levels in a single game are incorporated in the software. Additional security, such as that currently used in the production and identification of individual scratch cards, can be printed or otherwise ineradicably inscribed on the reverse of each game unit, as can the rules of play or other identifying mediums such as bar codes.

Our corporate executive team has many years of commercial operating experience.

SUPPLIERS

Our principal suppliers are the manufacturers of the Electronic GameCard with whom we have contractual agreements designed to ensure quality control, security, competitive pricing and on time delivery. These include packaging arrangements. Our largest supplier is Tak Shun Technology Group ("Tak Shun") based in Hong Kong which is the manufacturer of our EGC GameCard. Our other suppliers are software specialists, independent quality control advisors, game designers, and artwork designers.

INDUSTRY

Our Electronic GameCard is a unique product that we believe will generate demand across several different industries. Initially, we have narrowed our sales and development focus on the following industries:

LOTTERIES/SALES PROMOTIONS

Both the lottery and sales promotion industries currently make use of scratch cards, otherwise known as "instants". The "instant" market currently attracts approximately one fifth (twenty two percent (22%)) of total worldwide lottery gaming revenue of $140 billion, according to the Casino and Gaming Market Research Handbook. The "sales promotional items" market overall in the USA is in the region of $220 billion worldwide. Of this, "prize and competition items" are a $42 billion market. In the lottery market, a purchase is made (i.e. a lottery ticket), whereas a normal sales promotion consists of a "free" inducement to obtain a free prize of a product or service of the promoter.

The lottery and sales promotion industries have progressed by means of technology changes whether by demand or invention. Two major principal changes included (1) the advent of security printing techniques for scratch cards some 35 years ago, allowing the excitement of an "instant" win for the player, and
(2) the increasing installation of high security online terminal networks for lottery sales over the last twenty years allowing for massively increased individual prize wins.

LOTTERY MARKET

There are approximately 220 lotteries in the world, either state owned and operated as in the United States of America, or state licensed as for example in the United Kingdom and in France. Total lottery sales in the United States increased by six percent (6%) from 2002 to 2003. Of this increase, seventy six percent (76%) was accounted for by "instant" sales against online sales. Of "instants" (i.e. scratch cards), the upscale category with $10 plus price points led with a sixty one percent (61%) increase, followed by $7 tickets with a twenty two percent (22%) increase, demonstrating their demand over $2 tickets at five percent (5%). In the United States especially, state authorities depend, to a substantial degree, on lottery revenues from all sources including the sale of "instant" scratch cards to support local essential services such as education and health.

Seventy eight percent (78%) of total lottery sales in the North American and European markets are obtained through networked online terminals at specially equipped retail outlets at a cost of several thousand dollars per installation.

These installations continue to increase slowly although a maximum saturation point of economic return is getting closer. However, in many countries ticket sales are still made by way of scratch cards which are only sold through various types of retail outlets. This process works because security is assured by the sophisticated printing techniques used to identify winning tickets. The "instant" market where the excitement of a potential win can be identified immediately after purchase, is the main compelling feature of scratch cards.

The industry trend over the past few years in the United States has moved continuously towards creating the means to obtain a higher price point for tickets which in effect is made possible only by giving extended play opportunity to the consumer. However there is a point at which the number of scratch off panels on a sheet of scratch cards becomes overwhelming and unamusing to the consumer. Further, there are few scratch cards which carry more than ten scratch off panels or are priced at over $10 per card. Changes in the gaming laws, such as permitting an increase in the selling price of tickets, are providing for greater acceptance and use of lotteries by governments and the public. Consequently, these changes provide a suitable industry entry point for our Electronic GameCards. We view this as an opportunistic opening for sales of our Electronic GameCards and their ability to play an unlimited amount of game plays at a price point already proven to be acceptable by consumers and regulators.

Although lotteries outside the United States have not yet moved to similarly high price points, it is likely that in time they will be legally permitted to follow the examples found in the United States. Recently the United Kingdom's sole national lottery operator, Camelot, moved its price point from $4.50 to $7.50 for scratch cards. Since their introduction in 1995, Camelot has, on average, produced 11 different scratch card editions a year. Upswings in sales coincide with new game formats demonstrating a market that is responsive to novel variations of design, which variation requirements can be satisfied by the adaptability of the EGC GameCard.

SALES PROMOTIONS

The overall global sales promotion market consist of various types and are growing and discerning markets totaling approximately $500 billion worldwide. Up until about ten years ago the common model was to run promotions in house through a large corporation's marketing department. These departments devised promotions, direct marketing programs and promotional materials direct from manufacturers, or from other distributors, and used special consultants on a project by project basis. Recently most of the larger brands have moved to a more traditional marketing services business model such as a full service agency offering strategy, design and creative work, implementation, fulfillment and management.

The  emergence of agencies  owned by  international  advertising  groups,  which include planning and creative departments, reflects the increasing sophistication of technology driven innovation, which is coupled with the ability to deliver projects in shorter lead times. A majority of marketing firms now take responsibility for guiding a product from concept to final sales. Even so, the roles of the manufacturer, sales agent, distributor, sales promotion agency and marketing department can often be found performing a cross section of these functions.

For definition purposes, "sales promotions" are typically found at outlets such as gas stations or in direct mail shots where entry to competitions, free gifts or loyalty points are given against purchases. In some cases, and in some countries , prizes such as cars, travel packages or household goods may be awarded. Similar schemes are widely used in supermarkets and in the sale of beverages. Gas, food, alcohol and tobacco products are the dominant markets for sales promotions worldwide. However, financial services, including banks and credit card companies, are also in the business of attracting customer by similar means. Million dollar prizes are frequently given away in a single scratch card promotion, either across the board or as single individual prizes. Newspapers and magazines offer prize competitions and free promotional items such as music CD's to attract purchasers. Recessionary economic times may also favor sweepstakes and comparable products since they are "a fixed cost tactic that reduces budget risk, yet still provides promotion excitement and merchandising thematics".

Other   potential   users  of  sales  promotion  items  and  "free"  prizes  and competitions are:

         o Newspaper competitions to increase market share and boost advertising revenue

         o        Sports  for  loyalty  and  membership   use  (e.g.   football,
                  baseball, racing, Formula 1)

         o        Financial services for loyalty and registration promotions

         o        Food and restaurants chains to attract frequent users

         o        Corporate   presentation  as  gifts  for  brand  promotion  by
                  corporations to customers or staff

         o Casinos for souvenir gift, promotional and "free competitions" purposes

CASINOS

Casinos provide a potential market for Electronic GameCards as a sales promotion device in the terms described above. Also Casinos may provide a market in which the GameCards may be sold to casino customers in the same manner as Electronic GameCards are sold to lottery customers.

To do so requires legal permission in the USA and most other countries worldwide, and in the case of the US Tribal Indian Casinos are allowed to sell certain products in the casino premises under a Class II classification from the National Indian Gaming Council (NIGC). EGC have applied and been awarded such classification by the NIGC for its GameCards.

SALES & MARKETING STRATEGY

We currently have sales offices in London and New York. Our sales team has relevant experience in their appropriate markets In addition to our current and planned sales team, we are also working closely with strategic joint venture partners to distribute our products.

SCIENTIFIC GAMES. Scientific Games International Inc (SGI) is the world's largest supplier of instant tickets and scratch cards to lotteries, supplying over seventy percent (70%) of the world market. In May 2003 we signed a five year exclusive distributorship with Scientific Games for the marketing and distribution of our EGC GameCard to the United States lottery market which was superceded by a joint venture Agreement in October 2004 which gave EGC and Scientific Games an equal share of the profits from the sales of EGC GameCards and brought about a closer commercial relationship. At the same time as the Agreement SGI took up an option to acquire 10% of the EGC common stock then in issue. We believe the Agreement with Scientific Games is a compelling testament to the interest level in our EGC GameCard, and will increase visibility and credibility in our products throughout all of our markets. The resources of Scientific Games International as our sole lottery distributor are very substantial and will ensure that our EGC GameCard product is shown at all major lottery conventions and trade shows around the world.

COMPETITION

While we believe there to be no existing direct competitor offering an electronic game card product, our competition includes other "instant" prize reward products, such as paper scratch cards. Scratch card sales are a fully developed market and we will be competing to obtain market share from scratch cards. We believe, though, that our product is a unique offering and does not compare directly in price or usage and is most likely to be seen as a complementary rather than a competitive product. In the lottery industry our product is positioned as a novel and unique higher price point ticket item with a better perceived entertainment and game play value than can be obtained from a multiple scratch card. Scientific Games with whom we have recently completed an exclusive worldwide sales and marketing five year Agreement, are the largest supplier of scratch cards and instant tickets to the United States and international lottery industry, and are on public record in stating they have expectations of our EGC GameCard product as an exciting means to expand sales overall and to attract new lottery business.

In the sales promotion industry, we will compete at a level with items such as giveaway compact disks or similar promotional products. Our Electronic GameCard provides a novel choice for sales promotions agencies to offer to their clients. Neither they nor scratch card security printers are likely to have the volume manufacturing capabilities or resource of technology skills to enter the same field with an electronic device such as our Electronic GameCard on a competitive basis.

Manufacturers who are able to make similar electronic devices will find obstacles in imitating our EGC GameCard from both the protection of its intellectual property components and the effectiveness of its design. We also hold an exclusive contract with our manufacturing partners, and others may not have the capability for low cost and reliable volume production. Additionally insurers to this marketplace are few and will only warrant prize wins against tried and tested products to which they are party. Exclusive long term distribution agreements with major suppliers to the industry may also limit entry to this market from potential competitors.

Competition may come over a period of three years or so from other technology advances such as that from cell phones or wireless Internet appliances. These, although mooted regularly, are still awaiting efficient widespread broadband networks, and security issues such as proof of use or payment that are vital issues for the lottery industry. Internet gaming or lottery sales by these means are currently prohibited in the United States and will continue to be so for some time, but this prohibition does not preclude sales promotions where no purchase or entry fee is necessary. Games do exist now on cell phones currently using SMS messaging, but they are unreliable, give few rewards and are mainly used by youngsters tolerant of time consuming text messaging.

BARRIERS TO ENTRY AND RISK

The lottery industry is a mature and relatively closed industry with a handful of major suppliers, nevertheless requiring new products over time to retain interest and sales. Our EGC GameCard has received a good reception as the first item for many years to appear alongside the dated existing products in this market. Despite good results from sales to the public in Kansas and Iowa it may be too early to say how the public in other states may be enthused the GameCards to the extent of their success in Iowa and Kansas or to what extent they will be approved by other states for sale to the public.

Although generally aware of current gaming laws, we have not investigated the specific laws of each nation or state which ultimately is the responsibility and liability of the promoters themselves. In the case of lotteries, our sole role is a supplier of a hardware capable of delivering a game format for the promoter's specialized requirements for which the promoter is primarily responsible.

We are reasonably confident from enquiries within industry sources that the sale of our Electronic GameCards to licensed gaming entities, such as lotteries, will for the most part fall into the same category and regulations as scratch cards which they resemble in law. The lawful requirements for "non purchase" sales promotions are less stringent, but these too are the responsibility of the promoter. Our product is familiar to a public acquainted with slot machines or scratch cards to which our Electronic GameCard bears resemblance.

INTELLECTUAL PROPERTY

We have intellectual property in the form of patent applications and copyright on which it has been advised by our attorneys there is no prior art. We regard substantial elements of our product offering as proprietary and believe that we are protected by intellectual property rights including patent applications, trademark and trade secret laws, copyright, and contractual restrictions on their use by licensees and others. Although from time to time we may apply for registration of our trademarks, service marks, and copyrights with the appropriate United Kingdom and European agencies, we do not rely solely on such registrations for the protection of these intellectual property rights. We also enter into confidentiality agreements with our consultants, manufacturers and distributors, and with third parties in connection with our business operations and services offerings. These agreements generally seek to control access to, and distribution of, our technology, documentation, and other confidential information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use or disclose to others our confidential information without authorization or to develop similar technology independently.

Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or trademarks or to determine the validity and scope of the intellectual property rights of others. Furthermore, our business activities may infringe upon the proprietary rights of others and other parties may assert infringement claims against us, including claims that arise from directly or indirectly providing hyper-text links to Web sites operated by third parties. Moreover, from time to time, we may be subject to claims of alleged infringement by us or our subscribers of the trademarks, service marks and other intellectual property rights of third parties. These claims and any resultant litigation, should it occur, might subject us to significant liability for damages, might result in invalidation of our intellectual property rights and, even if not meritorious, could result in substantial costs and diversion of resources and management attention and have a material adverse effect on our business, results of operations and financial condition.

LEGAL ENVIRONMENT AND INSURANCE

Outsourced legal advisors in the United States and Europe advise us in our manufacturing and agency agreements. Specialists in gaming laws also advise us on the legality of the use of electronic games cards. Our trademarks, logos, copyrights, patents, etc. that are currently not registered will be registered through suitable international attorneys.

Insurance of prize promotions against prize redemption liability will be taken out and paid for by customers and their clients on their own behalf, either through our partner insurance agents or their own insurers. Manufacturers are liable for faulty product or failure to deliver on time. We have developed relationships with insurers to take out additional product liability, freight, errors and omissions, and directors' liability insurance, and where necessary to provide adequate protection at a cost which is compatible with the economic cost of its product.

EMPLOYEES

We currently have seven full time employees. In addition to this staff, we employ the services of several specialist independent contractors for game design, software support, artwork and quality control. We consider our relations with our employees to be good. We have never had a work stoppage, and no employees are represented under collective bargaining agreements. All employees have contracts of employment with Electronic Game Card Inc or Limited or Electronic Game Card Marketing, Inc.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following plan of operation provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read together with our audited financial statements and notes included elsewhere in this prospectus.

PLAN OF OPERATION

During 2004 the Company successfully established the volume production of the Electronic GameCards. This necessitated the cost effective and secure design of GameCards from the manufacturers, involving quality control practices of an extremely high level. The Company also obtained the granting of an insurance policy from the Lloyds of London market place essential for its business. The Company marketed the Electronic GameCards during 2004 and established a joint venture Agreement with Scientific Games International, Inc.

 In April 2004 we opened a New York sales office to deal directly with specialist agencies in the sales promotion market in the United States. The Company maintains its European base in London, United Kingdom. The Company staffs each of these offices with sufficient sales and marketing personnel to address their respective markets. Staff are responsible for either selling the GameCards direct in the case of sale promotion products or in the case of lotteries an exclusive Joint Venture ("JV") agreement signed in October 2004 (see below) allows for joint management of the lottery business with sales conducted by the sales personnel of Scientific Games International. The JV allows for the joint sharing of profits equally between Scientific Games and the Company.

Indications from sales of EGC GameCards to the lottery industry recently demonstrate that we have the opportunity to become a leading business in providing our innovative gaming platform technology for the higher price point sector of the "instant" lottery market.

We market our products through an internal sales team which both in the US and the UK consists of five individuals in total. We currently have sales offices or outlets in New York and London (U.K.). Our sales team has relevant experience in their appropriate markets. In addition to our sales team, we are also working with a small number of strategic partners to distribute our products for a specific market type or geographic territory.

During 2004 a market not previously envisaged by the Company has potentially appeared in Native American Gaming Industry, aka Indian Gaming. This market appertains solely to the sale of GameCards as gaming devices directly to the public in casinos and reservations owned and operated by Indian Tribes in the USA. The Company has applied for and been awarded a Class II classification for its products from the National Indian Gaming Council (NIGC). The overall size of the Indian Gaming market is $18 billion and a decision allowing the Company's GameCards to be sold into it as gaming devices for on sale to the public would offer a substantial prospect for the Company's overall sales in the year 2007.

FINANCIAL RESOURCES

On October 12,2004 the Company entered into a Subscription Agreement and Registration Rights Agreement with Scientific Games Corporation in which the Company sold Two Million One Hundred Seventy-One Thousand Five Hundred Ninety-Four (2,171,594) shares of newly-issued common stock of the Company for an aggregate purchase price of One Million Eighty-Five Thousand Seven Hundred
Ninety-Seven  Dollars  ($1,085,797.00),  a  subscription  price of  Fifty  Cents
($0.50) per share, to Scientific Games Corporation, such amount of shares representing one share less than 10% of its outstanding common stock of 21,715,950 shares of common stock on October 15, 2004. The Registration Rights agreement entered into by the Parties provides Scientific Games Corporation certain rights regarding the registration of these shares.

On March 24,and April 6, 2005 the company sold a total of $8,666,000 gross, $7,911,200 net, of its convertible promissory notes (the "Convertible Promissory Notes") to accredited investors in a private placement of securities (the "Private Placement"). Each $48,000 principal amount of a Convertible Promissory Note will automatically convert into 32,000 shares of the Registrant's Series A Convertible Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock"). Each share of the Series A Preferred Stock is initially convertible into one (1) share of the Registrant's common stock, par value $0.001 per share (the "Common Stock"), which equates to an initial conversion price of $1.01 per share of Common Stock. Also, the Company issued one (1) warrant (a "Warrant") to acquire one (1) share of Series A Preferred Stock for every two shares of Series A Preferred into which the Convertible Promissory Notes are initially convertible. The Warrants shall be exercisable to acquire shares of Series A Preferred Stock upon the effectiveness of actions by the Registrant's shareholders to authorize the Series A Preferred Stock. The Warrants shall be exercisable initially at $0.50 per share of Series A Preferred Stock, subject to adjustment, and shall be exercisable for a period of 5 years.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read together with our audited financial statements and notes included elsewhere in this prospectus.

REVENUE-RECOGNITION

All products once supplied will be invoiced in arrears and will be immediately collectible.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles of the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and such differences may be material to the financial statements.

OVERVIEW

We are a supplier of innovative gaming devices to the lottery and promotional industry worldwide. Our lead product is the Electronic GameCard, a revolutionary credit card-sized pocket game combining interactive capability with "instant win" excitement. The Electronic GameCard was designed by us to be rich in functionality, customizable, extremely portable, and relatively inexpensive. Each Electronic GameCard includes a microprocessor, LCD, and long life power source, as well as state of the art security features protecting both the consumer and the promoter. Our EGC GameCard weighs in at just under one half an ounce and is only 3mm thick. We have identified distinct markets for our GameCard product: the Lottery market, Gaming and Indian Gaming sector and the Sales Promotion market.


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


We are a development stage company. We have only limited revenue from operations. We expect a revenue stream from operations during the current fiscal year. For the fiscal year ended December 31, 2005, we incurred net losses of $9,499,372 See Consolidated Financial Statements.

COMPANY STATUS

We have made solid progress in developing our business over the past twelve months. We have incurred losses during our development stage. Our management believes that we have the opportunity to become a leading supplier of gaming devices to the lottery and sales promotion industries. A key element of our business strategy is to continue to acquire, obtain licenses for, and develop new technologies and products that we believe offer unique market opportunities and/or complement our existing product lines.

We are considered a development-stage company for accounting purposes because we have not generated any material revenues to date. Accordingly, we have no relevant operating history upon which an evaluation of our performance and future prospects can be made. We are prone to all of the risks to the establishment of any new business venture. You should consider the likelihood of our future success to be highly speculative in light of our limited operating history, as well as the limited resources, problems, expenses, risks and complications frequently encountered by similarly situated companies. To address these risks, we must, among other things:

         o satisfy our future capital requirements for the implementation of our business plan;

         o        commercialize our existing products;

         o complete development of products presently in our pipeline and obtain necessary regulatory approvals for use;

         o implement and successfully execute our business and marketing strategy to commercialize products;

         o        establish and maintain our client base;

         o continue to develop new products and upgrade our existing products;

         o        respond to industry and competitive developments; and

         o        attract, retain, and motivate qualified personnel.

We may not be successful in addressing these risks. If we were unable to do so, our business prospects, financial condition and results of operations would be materially adversely affected. The likelihood of our success must be considered in light of the development cycles of new technologies and the competitive and regulatory environment in which we operate.

RESULTS OF OPERATIONS

For the fiscal year end December 31, 2005

There were $630,575 in revenues from operations for the year. We sustained a net loss of approximately $9,499,372 which included $4,099,852 of costs from the issuance of warrants and options. Continuing operations for the year ended December 31, 2005, incurred costs of $5,138,230 which was due to expenses incurred by us for developing and marketing the game card.

The Company anticipates improved revenues during the next 12 months. Expenses are not expected to increase further.

In the opinion of management, with the exception of the ability to borrow money, inflation has not and will not have a material effect on the operations of the Company.

Total assets have increased to $7,753,037 compared with $2,596,590 in the previous year.

LIQUIDITY AND CAPITAL RESOURCES

Since the reorganization between Scientific Energy, Inc.-UT and the Company, has experienced some changes in liquidity, capital resources and stockholder's equity. The Company's balance sheet as of December 31, 2005, and 2004, reflects a current asset value of $7,477,438 and $1,555,871, respectively, and a total asset value of $7,753,037 and $2,596,590, respectively. The increase in total assets and current assets in 2005 was in part due to deferred charges of $1,732,203 resulting from the issuance of convertible debt with warrants. The deferred charges are being amortized over the two year life of the convertible debt. Previous to the reorganization the Company had no assets and was completely inactive.

We have recently raised substantial capital from the public which should be sufficient for our uses for the current year but we may at some later point need to raise additional capital from public or private placements to investors of our common stock and/or other series of preferred stock. However, there can be no assurance that we will be able to obtain capital from a placement of our common stock or whether the funds required by the Company will enable us to further develop our operations. Additionally, there is no guarantee that we will be able to raise capital on terms and conditions which are acceptable to us. The inability to raise additional capital may forestall our growth.

On March 24, and April 6, 2005 the company sold a total of $8,666,000 gross, $7,911,200 net, of its convertible promissory notes (the "Convertible Promissory Notes") to accredited investors in a private placement of securities (the "Private Placement"). Each $48,000 principal amount of a Convertible Promissory Note automatically converted into 32,000 shares of the Registrant's Series A Convertible Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock") on October 31, 2006, the date on which our Certificate of Amendment to our Articles of Incorporation were endorsed and filed with the Nevada Secretary of State. Each share of the Series A Preferred Stock is initially convertible into one (1) share of the Registrant's common stock, par value $0.001 per share (the "Common Stock"), which equates to an initial conversion price of $1.01 per share of Common Stock. Also, the Company issued one (1) warrant (a "Warrant") to acquire one (1) share of Series A Preferred Stock for every two (2) shares of Series A Preferred into which the Convertible Promissory Notes are to be converted. The Warrants shall be exercisable to acquire shares of Series A Preferred Stock upon the effectiveness of actions by the Registrant's shareholders to authorize the Series A Preferred Stock. The Warrants shall be exercisable initially at $0.50 per share of Series A Preferred Stock, subject to adjustment, and shall be exercisable for a period of 5 years.

PLAN OF OPERATION

Our management does not believe that we need any of the net proceeds from the exercise of the warrants and that without those proceeds, we will be able to continue currently planned operations for the next twelve months.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2001, the FASB issued Statement No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets with indefinite lives will no longer be amortized, but will be subject to annual impairment tests in accordance with Statement 142. Other intangible assets will continue to be amortized over their useful lives. The Company is still in the process of evaluating the impact of adopting this pronouncement on its consolidated financial statements; however, it does not believe that the adoption of this pronouncement will have a material impact on the consolidated financial statements.

In August 2001, the FASB issued SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement is effective for fiscal years beginning after December 31, 2001. This supercedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," while retaining many of the requirements of such statement. We do not believe that this statement will have a material effect on our financial statements.

In April 2002, the FASB, issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, 64, Amendment of FASB Statement No. 13, and Technical Corrections. In addition to amending and rescinding other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions, SFAS No. 145 precludes companies from recording gains and losses from the extinguishment of debt as an extraordinary item. SFAS No. 145 is effective for our first quarter in the fiscal year ending June 30, 2003. The Company does not expect the adoption of this pronouncement to have a material impact on our consolidated results of operations or financial position.


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


In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities." The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal activity. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company does not expect the adoption of this pronouncement to have a material effect on the consolidated results of operations or financial position.

                             DESCRIPTION OF PROPERTY

As of the date of this report we do not own any interest in real property. Our corporate headquarters are located at 712 Fifth Avenue, 19th Floor, New York, NY 10019-4108. The Company holds a license for office space in New York and London from Sterling FCS, an aggregate space of approximately 2,000 square feet at a monthly fee of $12,000 a month.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the fiscal year ended December 31, 2005, and during the calendar year, 2006, there were no material transactions or relationships between the Company and its management.


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


                      MARKET FOR COMMON EQUITY AND RELATED
                               STOCKHOLDER MATTERS

During the year ended December 31, 2004, our common stock was traded in the Over-The- Counter ("OTC") market and quoted on the Electronic Bulletin Board (the "Bulletin Board"). The trading volume of the common stock is limited. This limited trading volume creates the potential for significant changes in the trading price of the common stock as a result of relatively minor changes in the supply and demand. It is likely that trading prices will fluctuate in the future without regard to our business activities.

The following table presents the high and low bid quotations for the Common Stock as reported by the OTC Bulletin Board for each quarter during the past four (4) years. These prices reflect inter-dealer quotations without adjustments for retail markup, markdown or commission, and do not necessarily represent actual transactions. There has been no solicitation of the sale or purchase of the Common Stock. The price for the common stock has approximately ranged in price as follows:

YEAR              QUARTER ENDED                   HIGH                    LOW

2002              March 31, 2002                  $1.75                   $0.85
                  June 30, 2002                   $0.42                   $0.02
                  September 30, 2002              $0.07                   $0.03
                  December 31, 2002               $0.02                   $0.01

2003              March 31, 2003                  $5.00                   $5.00
                  June 30, 2003                   $7.00                   $7.00
                  September 30, 2003              $9.00                   $9.00
                  December, 31, 2003              $2.50                   $2.50

2004              March 31, 2004                  $1.95                   $1.65
                  June 30, 2004                   $1.02                   $1.02
                  September 30, 2004              $1.10                   $1.05
                  December, 31, 2004              $2.52                   $2.80

2005              March 31, 2005                  $1.91                   $1.72
                  June 30, 2005                   $1.45                   $1.21
                  September 30, 2005              $1.34                   $1.22
                  December 31, 2005               $0.55                   $0.49

2006              March 31, 2006                  $0.19                   $0.185
                  June 30, 2006                   $0.31                   $0.31
                  September 30, 2006              $0.30                   $0.30
                  December 31, 2006               $0.175                  $0.155

To date, the Company is not aware of any significant trading in its shares. Trading of the Company's shares may be subject to certain state and federal restrictions regarding non-national market securities and "Penny Stocks".

COMMON STOCK

The Company's certificate of incorporation provides for the authorization of 100,000,000 shares of Common Stock, par value $0.001 per share. As of December 31, 2006, 26,131,513 shares of Common Stock were issued and outstanding, all of which are fully paid and non-assessable. As of December 31, 2006, we estimate that there were 302 open shareholders of record of common stock.

Each share of our Common Stock is entitled to one vote. Our stockholders have no pre-emptive rights.


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


PREFERRED STOCK

As stated above, on October 31, 2006, our Articles of Incorporation were amended to authorize the issuance up to 10,000,000 shares of preferred stock at $0.001 par value.

DIVIDENDS

We have never declared or paid cash dividends on our capital stock, and our board of directors does not intend to declare or pay any dividends on the common stock in the foreseeable future. Our earnings, if any, are expected to be retained for use in expanding our business. The declaration and payment in the future of any cash or stock dividends on the common stock will be at the discretion of the board of directors and will depend upon a variety of factors, including our ability to service our outstanding indebtedness and to pay our dividend obligations on securities ranking senior to the common stock, our future earnings, if any, capital requirements, financial condition and such other factors as our board of directors may consider to be relevant from time to time.

TRANSFER AGENT

The transfer agent for our Common Stock is Liberty Transfer Co. located at 274 New York Avenue, Suite B Huntington, New York 11743. Their telephone number is 212 509 4000.

                             EXECUTIVE COMPENSATION

The following table sets forth information for the fiscal years ended December 31, 2004 and 2005 concerning the compensation paid and awarded to all individuals serving as (a) our chief executive officer, (b) each of our three
(3) other most highly compensated executive officers (other than our chief executive officer) at the end of our fiscal years ended December 31, 2004 and 2005 whose total annual salary and bonus exceeded $100,000 for these periods, and (c) up to two (2) additional individuals, if any, for whom disclosure would have been provided pursuant to (b) except that the individual(s) were not serving as our executive officers at the end of our fiscal years ended December 31, 2004 and 2005.

SUMMARY COMPENSATION TABLE

----------------  ----  --------  -----  ------------  ------------  -------------  -------  ------------
                                                                      Securities
                                         Other Annual   Restricted    Underlying     LTIP     All Other
Name              Year   Salary   Bonus  Compensation  Stock Awards  Options/SARS   Payouts  Compensation
----------------  ----  --------  -----  ------------  ------------  -------------  -------  ------------
John Bentley      2004  $200,000   -0-       -0-           -0-       2,050,001 (3)    -0-         (4)
(1)(2)            2005  $200,000   -0-       -0-           -0-       2,050,001
----------------  ----  --------  -----  ------------  ------------  -------------  -------  ------------
Lee Cole (1)      2004    -0-      -0-       -0-           -0-            -0-         -0-         (4)
                  2005
----------------  ----  --------  -----  ------------  ------------  -------------  -------  ------------
Linden Boyne (1)  2004             -0-       -0-           -0-       300,000 (5)      -0-         (4)
                  2005
----------------  ----  --------  -----  ------------  ------------  -------------  ------- -------------

(1) All three executives became officers and directors of the Company in November, 2003.

(2)      On January 31,  2006,  Mr.  Bentley  resigned  his  positions  with the
         Company.

(3) Mr. Bentley's shares are "founders stock" which he received in August, 2002.

(4) All directors receive a per diem of $1,000 for each Board Meeting attended, plus any incurred travel and lodging expenses.

(5) These options were awarded to Mr. Boyne under the Company's 2002 Equity Compensation Plan.

                   CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURES

None.

                              FINANCIAL STATEMENTS

                           ELECTRONIC GAME CARD, INC.
                          (A Development Stage Company)

                              FINANCIAL STATEMENTS
                                      INDEX


                                                                           PAGE
                                                                           ----

Independent Auditor's Report...............................................F - 1

Consolidated Balance Sheet
  December 31, 2005 and 2004...............................................F - 2

Consolidated Statements of Operations for the
 Years Ended December 31, 2005 and 2004
 and the Cumulative Period August 8, 2002
 (Inception) to December 31, 2005..........................................F - 3

Statement of Stockholders' Equity for the
  Period From August 8, 2002 (Inception) to December 31, 2005..............F - 4

Consolidated Statements of Cash Flows for the
 Years Ended December 31, 2005 and 2004
 and the Cumulative Period August 8, 2002
 (Inception) to December 31, 2005..........................................F - 5

Notes to Consolidated Financial Statements.................................F - 7

                          INDEPENDENT AUDITOR'S REPORT



Electronic Game Card, Inc.
(A Development Stage Company)


         We have audited the accompanying consolidated balance sheets of Electronic Game Card, Inc. (a development stage company) as of December 31, 2005 and 2004, and the related statements of operations and cash flows for the years ended December 31, 2005 and 2004 and the cumulative period August 8, 2002 (inception) to December 31, 2005, and the statement of stockholders' equity for the period August 8, 2002 (Inception) to December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Electronic Game Card, Inc. (a development stage company) as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004 and the cumulative period August 8, 2002 (Inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                     Respectfully Submitted,

                                     /s/ Robison, Hill & Co.
                                     ----------------------------
                                     Robison, Hill & Co.
                                     Certified Public Accountants

Salt Lake City, Utah
April 13, 2006

                            ELECTRONIC GAME CARD INC.
                          (A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEET

                                                      December 31,     December 31,
                                                          2005             2004
                                                      ------------    ------------
ASSETS

CURRENT ASSETS:
   Cash and cash equivalents ......................   $  5,544,331    $  1,082,558
   Accounts recievable ............................        100,250          80,250
   Deposit on Inventory ...........................         66,939         141,800
   Value Added Tax Recievable .....................         33,715          46,235
   Deferred Charges ...............................      1,732,203               0
   Related Party Receivable .......................           --            61,560
   Note Receivable ................................           --           143,468
                                                      ------------    ------------
         Total current assets .....................      7,477,438       1,555,871
                                                      ------------    ------------

PROPERTY & EQUIPMENT:
   Plant and Machinery ............................         22,474           7,185
   Office Equipment ...............................         60,302          58,987
   Furniture & Fixtures ...........................          1,166             366
   Less: Accumulated Depreciation .................        (45,883)        (25,819)
                                                      ------------    ------------
         Net Fixed Assets .........................         38,059          40,719
                                                      ------------    ------------

OTHER ASSETS
   Investment in Joint Venture ....................        148,786       1,000,000
   Investments ....................................         88,754            --
                                                      ------------    ------------
         TOTAL ASSETS .............................   $  7,753,037    $  2,596,590
                                                      ============    ============


LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
   Accounts payable ...............................   $    560,604    $    620,736
   Accrued liabilities ............................        430,411          41,087
   Related Party Payable ..........................        106,944            --
   Unearned Revenue ...............................           --            62,370
                                                      ------------    ------------
         Total Current Liabilities ................      1,097,959         724,193
                                                      ------------    ------------

NON-CURRENT LIABILITIES:
   Convertible note payable .......................      4,309,990            --
   Interest payable ...............................        398,636            --
                                                      ------------    ------------
         Total Non-current Liabilities ............      4,708,626            --
                                                      ------------    ------------

         TOTAL LIABILITIES ........................      5,806,585         724,193
                                                      ------------    ------------

STOCKHOLDERS' EQUITY:
Common stock; $0.001 par value;
   shares authorized 100,000,000;
   Issued 26,131,513 shares at
   December 31, 2005; 24,936,928 as
   at December 31, 2004 ...........................         26,132          24,937
Additional paid in capital ........................     21,640,514      12,207,471
Stock subcription receivable ......................           --          (139,189)
Currency translation adjustment ...................       (513,178)       (513,178)
Retained deficit ..................................       (157,495)       (157,495)
Deficit accumulated during development stage ......    (19,049,521)     (9,550,149)
                                                      ------------    ------------

         TOTAL STOCKHOLDERS' EQUITY ...............      1,946,452       1,872,397
                                                      ------------    ------------

         TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY   $  7,753,037    $  2,596,590
                                                      ============    ============

      The accompanying notes are an integral part of these financial statements

                            ELECTRONIC GAME CARD INC
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENT OF OPERATIONS
                             AND COMPREHENSIVE LOSS

                                                                                  Cumulative
                                                                                    Since
                                                                                August 8, 2002
                                                       For the year ended        Inception of
                                                          December 31,           Development
                                                     2005            2004           Stage
                                                 ------------    ------------    ------------
Revenue: .....................................   $    630,575    $     80,250    $    719,142
Cost of sales ................................        618,854          53,703         686,009
                                                 ------------    ------------    ------------

GROSS PROFIT .................................         11,721          26,547          33,133
                                                 ------------    ------------    ------------

Expenses:
  Selling and Marketing ......................        506,319       1,049,691       1,630,363
  General and administrative .................      1,729,767         959,566       2,965,136
  Consulting expenses ........................      1,139,947       1,565,641       3,100,916
  Salaries and wages .........................        922,704         978,295       2,079,032
  Joint Venture loss .........................        851,214            --           851,214
  Compensation for issuance of warrants ......           --         4,099,852       4,099,852
                                                 ------------    ------------    ------------
     TOTAL OPERATING EXPENSES ................      5,149,951       8,653,045      14,726,513
                                                 ------------    ------------    ------------

     LOSS OF OPERATIONS ......................     (5,138,230)     (8,626,498)    (14,693,380)

  Foreign currency translation ...............       (109,397)           --          (109,397)
  Late registration fee ......................       (430,411)       (430,411)
  Interest, net ..............................     (3,821,334)         10,853      (3,813,567)
  Settlement of Litigation ...................           --            42,154          42,154
                                                 ------------    ------------    ------------

     NET  LOSS FROM CONTINUING OPERATIONS ....     (9,499,372)     (8,573,491)    (19,004,601)
     BEFORE TAXES

Income Taxes .................................           --              --              (455)
                                                 ------------    ------------    ------------

Net Loss from Continuing Operations ..........     (9,499,372)     (8,573,491)    (19,005,056)
                                                 ------------    ------------    ------------

Discontinued operations:
   Net loss from discontinued
       operations net of tax effects of $0 ...           --            (6,928)         (8,138)
   Loss on disposal of discontinued operations
       net of tax effects of $0 ..............           --           (36,327)        (36,327)
                                                 ------------    ------------    ------------

Total Loss from Discontinued Operations ......           --           (43,255)        (44,465)
                                                 ------------    ------------    ------------

     Net Loss ................................   $ (9,499,372)   $ (8,616,746)   $(19,049,521)
                                                 ============    ============    ============

Basic & Diluted Loss Per Share:
     Continuing Operations ...................   $      (0.37)   $      (0.38)

     Discontinued Operations .................           --              --
                                                 ------------    ------------
     Net loss per share- basic and diluted ...   $      (0.37)   $      (0.38)
                                                 ============    ============

     Weighted average shares .................     25,765,765      22,971,539
                                                 ============    ============

    The accompanying notes are an integral part of these financial statements

                           ELECTRONIC GAME CARD, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                       STATEMENT OF STOCKHOLDERS' EQUITY
         FOR THE PERIOD AUGUST 8, 2002 (INCEPTION) TO DECEMBER 31, 2005



                                       Common Stock                             Share                          Retained
                               ---------------------------     Paid-in       Subscription     Currency       8 Aug. 2000
                                  Shares        Par Value      Capital        Receivable     Translation       Deficit
                               ------------   ------------   ------------    ------------    ------------    ------------
August 8, 2002, Shares
  Issued for Services ......     12,696,595   $     12,697   $       --      $       --      $       --      $    (12,539)

Currency Translation .......           --             --             --              --           (25,927)           --
Net Loss ...................           --             --             --              --              --              --
Total Comprehensive Income .           --             --             --              --           (25,927)           --
                               ------------   ------------   ------------    ------------    ------------    ------------

Balance December 31, 2002 ..     12,696,595         12,697           --              --           (25,927)        (12,539)
                               ------------   ------------   ------------    ------------    ------------    ------------

December 5, 2003, Shares
  Issued in connection
  with Reverse Acquisition
  of Scientific Energy, Inc.      1,126,467          1,126           --              --              --          (144,956)

Currency Translation .......           --             --             --              --           (92,514)           --
Net Loss ...................           --             --             --              --              --              --
                               ------------   ------------   ------------    ------------    ------------    ------------

Total Comprehensive Income
  (Loss) ...................           --             --             --              --           (92,514)           --
                               ------------   ------------   ------------    ------------    ------------    ------------

Balance December 31, 2003 ..     13,823,062         13,823           --              --          (118,441)       (157,495)

Stock issuance in exchange
  for cash .................      6,853,750          6,854      6,846,896            --              --              --
Cost of private placement ..           --             --         (743,483)           --              --              --
Stock issuance in exchange
  for cash .................      2,171,594          2,172      1,083,625            --              --              --

Stock issuance for
  fundraising ..............      1,174,000          1,174         (1,174)           --              --              --
Compensation for options/
  warrants .................           --             --        3,951,863            --              --              --
Warrants exercised for
  cash .....................        343,666            344        343,322            --              --              --
Warrants exercised for
  stock ....................         75,892             76        147,913            --              --              --
Options exercised for cash .        100,000            100         99,900            --              --              --
Stock sold for cash ........         50,000             50         24,950            --              --              --
Stock sold for cash ........        215,250            215        338,974        (139,189)           --              --
Stock issued for services ..        114,800            115        114,685            --              --              --
Stock sold for cash ........         14,914             14           --              --              --              --
Currency translation .......           --             --             --              --          (394,737)           --
Net loss ...................           --             --             --              --              --              --
                               ------------   ------------   ------------    ------------    ------------    ------------

Total Comprehensive Income
  (loss) ...................           --             --             --              --          (394,737)           --
                               ------------   ------------   ------------    ------------    ------------    ------------

Balance December 31, 2004 ..     24,936,928         24,937     12,207,471        (139,189)       (513,178)       (157,495)

Cash received on currency
  receivable ...............           --             --             --           139,189            --              --
Warrants exercised for
  cash .....................        310,833            311        310,522            --              --              --
Warrants exercised for
  stock ....................        124,681            125           (125)           --              --              --
Stock issued for
  Fundraising ..............        759,071            759      1,432,268            --              --              --
Warrants issued for
  Fundraising ..............           --             --          626,578            --              --              --
Beneficial Conversion ......           --             --        4,679,640            --              --              --
Convertible Stock Discount .           --             --        2,384,160            --              --              --
Net Loss ...................           --             --             --              --              --              --
                               ------------   ------------   ------------    ------------    ------------    ------------

Balance December 31, 2005 ..     26,131,513   $     26,132   $ 21,640,514    $       --      $   (513,178)   $   (157,495)
                               ============   ============   ============    ============    ============    ============


                                 Deficit
                                Accumulated
                                   Since           Total
                                   Equity      Stockholders'
                                 Inception       (Deficit)
                               ------------    ------------
August 8, 2002, Shares
  Issued for Services ......   $       --      $        158

Currency Translation .......           --           (25,927)
Net Loss ...................       (391,403)       (391,403)
Total Comprehensive Income .       (391,403)       (417,330)
                               ------------    ------------

Balance December 31, 2002 ..       (391,403)       (417,172)
                               ------------    ------------

December 5, 2003, Shares
  Issued in connection
  with Reverse Acquisition
  of Scientific Energy, Inc.           --          (143,830)

Currency Translation .......           --           (92,514)
Net Loss ...................       (542,000)       (542,000)
                               ------------    ------------

Total Comprehensive Income
  (Loss) ...................       (542,000)       (634,514)
                               ------------    ------------

Balance December 31, 2003 ..       (933,403)     (1,195,516)

Stock issuance in exchange
  for cash .................           --         6,853,750
Cost of private placement ..           --          (743,483)
Stock issuance in exchange
  for cash .................           --         1,085,797

Stock issuance for
  fundraising ..............           --              --
Compensation for options/
  warrants .................           --         3,951,863
Warrants exercised for
  cash .....................           --           343,666
Warrants exercised for
  stock ....................           --           147,989
Options exercised for cash .           --           100,000
Stock sold for cash ........           --            25,000
Stock sold for cash ........           --           200,000
Stock issued for services ..           --           114,800
Stock sold for cash ........           --                14
Currency translation .......           --          (394,737)
Net loss ...................     (8,616,746)     (8,616,746)
                               ------------    ------------

Total Comprehensive Income
  (loss) ...................     (8,616,746)      3,067,913
                               ------------    ------------

Balance December 31, 2004 ..     (9,550,149)      1,872,397

Cash received on currency
  receivable ...............           --           139,189
Warrants exercised for
  cash .....................           --           310,833
Warrants exercised for
  stock ....................           --              --
Stock issued for
  Fundraising ..............           --         1,433,027
Warrants issued for
  Fundraising ..............           --           626,578
Beneficial Conversion ......           --         4,679,640
Convertible Stock Discount .           --         2,384,160
Net Loss ...................     (9,499,372)     (9,499,372)
                               ------------    ------------

Balance December 31, 2005 ..   $(19,049,521)   $  1,946,452
                               ============    ============

    The accompanying notes are an integral part of these financial statements

                            ELECTRONIC GAME CARD INC
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     Cumulative
                                                                                        Since
                                                                                    8 August 2002
                                                        For the Year Ended          Inception of
                                                    December 31,    December 31,     Development
                                                        2005            2004           Stage
                                                    ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss ........................................   $ (9,499,372)   $ (8,616,746)   $(19,049,521)

Adjustments to Reconcile Net Loss to Net
Cash Used in Operating Activities:
Depreciation ....................................         20,064          19,642          45,882
Stock Issued for Expenses .......................           --           114,856         114,856
Compensation for Options/Warrants ...............           --         3,953,778       3,953,778
Joint Venture Equity Losses .....................        851,214            --           851,214
Interest Expense on options & warrants issued ...      3,753,843            --         3,753,843
Cashless exercise of Warrants ...................           --           148,060         148,060
Net Loss from Discontinued Operations ...........           --              --             8,036
Loss on Disposal of Operations ..................           --            36,345          36,345
Change in operating assets and liabilities:
(Increase) Decrease in Accounts Receivable ......        (20,000)        (76,910)        (96,910)
(Increase) Decrease in Deposit on Inventory .....         27,879        (135,631)       (107,752)
(Increase) Decrease in Prepaid Expenses .........           --             7,085             765
(Increase) Decrease in Value Added Tax Receivable         12,521         (36,114)        (30,607)
Increase (Decrease) in Accounts Payable .........        (13,051)        279,445         481,799
Increase (Decrease) in Related Party Payable ....        106,944            --           106,944
Increase (Decrease) in Accrued Liabilities ......        389,324         (63,011)        417,281
Increase (Decrease) in Interest Payable .........        398,686            --           398,686
Increase (Decrease) in Unearned Revenue .........        (62,370)         59,657          (2,713)
                                                    ------------    ------------    ------------
  Net Cash Used in continuing activities ........     (4,034,318)     (4,309,544)     (8,970,014)
  Net Cash Used in discontinued activities ......           --             6,678           7,124
                                                    ------------    ------------    ------------
  Net Cash Used in operating activities .........     (4,034,318)     (4,302,866)     (8,962,890)
                                                    ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash Acquired in Merger .........................           --              --             3,512
Purchase of Plant and Machinery Equipment .......        (15,290)           --           (21,305)
Purchase of Office Equipment ....................         (1,315)        (46,775)        (56,559)
Purchase of Furniture & Fixture .................           (800)           (350)         (1,150)
Investment in Probability Games .................        (88,754)           --           (88,754)
Investment in Joint Venture .....................           --          (956,499)       (956,499)
                                                    ------------    ------------    ------------
Net cash provided by investing activities .......       (106,159)     (1,003,624)     (1,120,755)
                                                    ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Common Stock ......................        450,022       7,389,489       7,839,511
Amount Loaned on Related Party Receivable .......           --           (58,882)        (58,882)
Payment on Related Party Payable ................         61,560            --            61,560
Amount Loaned on Note Receivable ................           --           (93,654)       (132,522)
Payment on Note Receivable ......................        143,468            --           143,468
Payment on Long-Term Note Payable ...............           --          (940,930)       (973,068)
Proceeds from Long-Term Note Payable ............           --            43,263         756,134
Proceeds from Convertabl Notes ..................      7,947,200            --         7,947,200
                                                    ------------    ------------    ------------
  Net Cash Provided by Financing Activities .....      8,602,250       6,339,286      15,583,401

Net (Decrease) Increase in Cash .................      4,461,773       1,032,796       5,499,756
                                                    ------------    ------------    ------------
Foreign Exchange Effect on Cash .................           --            43,030          44,565
Cash at Beginning of Period .....................      1,082,558           6,732            --
                                                    ------------    ------------    ------------
Cash at End of Period ...........................   $  5,544,331    $  1,082,558    $  5,544,321
                                                    ============    ============    ============


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:

  Interest ......................................   $       --      $      2,948    $      1,470

  Income taxes ..................................   $       --      $       --      $        455

   The accompanying notes are an integral part of these financial statements

                            ELECTRONIC GAME CARD INC
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (CONTINUED)


SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

      During 2004, the Company issued 114,800 shares of stock in exchange for services.

      During 2004, the Company issued 75,892 shares of stock in exchange for the cashless exercise of warrants. In connection with this cashless exercise the Company recorded compensation in the amount of $147,913.

      During 2004, the Company issued options and warrants with an exercise price below fair market value as a result the Company has recorded Compensation in the amount of $3,951,863.

      During 2005, the Company had a joint venture equity loss of $851,214.

      During 2005, the Company recorded interest expense on options and warrants issued during the year of $3,753,843.

                           ELECTRONIC GAME CARD, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      This summary of accounting policies for Electronic Game, Inc. (a development stage company) is presented to assist in understanding the Company's financial statements. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Nature of Operations and Going Concern

      The accompanying financial statements have been prepared on the basis of accounting principles applicable to a "going concern", which assume that the Company will continue in operation for at least one year and will be able to realize its assets and discharge its liabilities in the normal course of operations.

      Several conditions and events cast doubt about the Company's ability to continue as a "going concern". The Company has incurred net losses of approximately $19,049,521 for the period from August 8, 2002 (inception) to December 31, 2005.

      The Company's future capital requirements will depend on numerous factors including, but not limited to, continued progress in developing its products, and market penetration and profitable operations from sale of its electronic game cards.

      These financial statements do not reflect adjustments that would be necessary if the Company were unable to continue as a "going concern". While management believes that the actions already taken or planned, will mitigate the adverse conditions and events which raise doubt about the validity of the "going concern" assumption used in preparing these financial statements, there can be no assurance that these actions will be successful.

      If the Company were unable to continue as a "going concern", then substantial adjustments would be necessary to the carrying values of assets, the reported amounts of its liabilities, the reported expenses, and the balance sheet classifications used.

                           ELECTRONIC GAME CARD, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Organization and Basis of Presentation

      The Company was incorporated under the laws of the United Kingdom on April 6, 2000, under the name of Electronic Game Card, Ltd. Until 2002, the Company remained dormant and had no operations. On August 8, 2002 the Company issued stock for services and began operations, this date has been treated as the date of inception. On May 5, 2003, the Company entered into an agreement whereby it acquired 100% of the outstanding stock of Electronic Game Card Marketing, a Delaware Company.

      On December 5, 2003, the Company acquired 100% of the outstanding stock of the Electronic Game Card, Inc in a reverse acquisition. At this time, a new reporting entity was created and the name of the Company was changed to Electronic Game Card, Inc.

      As of December 31, 2003, the Company is in the development stage and has not begun planned principal operations.

Principals of Consolidation

      The consolidated financial statements include the accounts of the following companies:

            Electronic Game Card, Inc. (Formerly Scientific Energy, Inc.)
              (Nevada Corporation)
            Electronic Game Card, Ltd. (United Kingdom Corporation) Electronic Game Card Marketing (A Delaware Corporation)

      The results of subsidiaries acquired during the year are consolidated from their effective dates of acquisition. All significant intercompany accounts and transactions have been eliminated.

Nature of Business

      The Company plans to engage in the development, marketing, sale and distribution of recreational electronic software which primarily targeted towards lottery and sales promotion markets through its Great Britain subsidiary.

Concentration of Credit Risk

      The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.

Cash and Cash Equivalents

      For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

                           ELECTRONIC GAME CARD, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Depreciation

      Fixed assets are stated at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets as follows:

            --------------------------------------------------------
                        Asset                                Rate
            --------------------------------------------------------
            Furniture and Fixtures                           7 years
            Plant and Machinery Equipment                  3-5 years
            Office Equipment                                 3 years
            --------------------------------------------------------

      Maintenance and repairs are charged to operations; betterments are capitalized. The cost of property sold or otherwise disposed of and the accumulated depreciation thereon are eliminated from the property and related accumulated depreciation accounts, and any resulting gain or loss is credited or charged to income.

      Depreciation Expense for the two years ending December 31, 2005 and 2004, were $20,064 and $19,642.

Revenue recognition

      Revenue is recognized from sales of product at the time of shipment to customers.

Advertising Costs

      Advertising costs are expensed as incurred. As of December 31, 2005 and 2004, advertising costs were $506,319 and $1,009,553, respectively.

Foreign Currency Translation

      The Company's functional currency is the U.S. Dollar and the reporting currency is the U.S. Dollar. All elements of financial statements are translated using a current exchange rate. For assets and liabilities, the exchange rate at the balance sheet date is used. Stockholders' Equity is translated using the historical rate. For revenues, expenses, gains and losses the weighted average exchange rate for the period is used. Translation gains and losses are included as a separate component of stockholders' equity. Gain and losses resulting from foreign currency transactions are included in net income.

                           ELECTRONIC GAME CARD, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Pervasiveness of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Loss per Share

      Basic loss per share has been computed by dividing the loss for the year applicable to the common stockholders by the weighted average number of common shares outstanding during the years. As of December 31, 2005, the Company had 6,433,368 warrants and 666,000 options outstanding to purchase up to 7,099,368 shares of common stock. However, the effect of the Company's common stock equivalents would be anti-dilutive for December 31, 2005 and 2004 and are thus not considered.

Income Taxes

      The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS No.109 requires recognition of deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets and liabilities.

Stock Compensation for Employees

      At December 31, 2005, the Company has an employee compensation plan, with is described more fully in Note 8. Prior to 2003, the Company accounted for those plans under the recognition and measurement provision of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation costs was reflected in previously reported results, as all options granted under those plans has an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2003, the company adopted the fair value recognition provision of the FASB Statement No. 123, Accounting for Stock-Based Compensation, for stock-based employee compensation. All prior periods presented have been restated to reflect the compensation cost that would have been recognized had the recognition provision of Statement 123 been applied to all awards granted to employees after January 1, 2002.

                           ELECTRONIC GAME CARD, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

NOTE 2 - INCOME TAXES

      The Company is subject to income taxes in the United States of America, United Kingdom, and the state of New York. As of December 31, 2003, the Company had a net operating loss carryforward for income tax reporting purposes of approximately $14,082,363 in the United States and $5,230,134 in the United Kingdom that may be offset against future taxable income through 2023. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited. No tax benefit has been reported in the financial statements, because the Company believes there is a 50% or greater chance the carry-forwards will expire unused. Accordingly, the potential tax benefits of the loss carry-forwards are offset by a valuation allowance of the same amount.

      For the years ending December 31, 2005 and 2004 income tax expense was $0 and $0.

NOTE 3 - DEVELOPMENT STAGE COMPANY

      The Company has not begun principal operations and as is common with a development stage company, the Company has had recurring losses during its development stage. The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, as of December 31, 2005, the Company did not have significant cash or other material assets, nor did it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern.

NOTE 4 - NOTES RECEIVABLE

      As of December 31, 2005 and 2004, the Company has the following amounts owed to the Company:

                                                         2005           2004
                                                     ------------   ------------
Note Receivable, Interest equal to LIBOR,
  due upon demand                                    $          0   $          0
Note Receivable, no interest, due upon
  demand interest imputed using the 12
  month average of 1 month libor rate
  of 1.544                                                     --        143,468
                                                     ------------   ------------
Total Note Receivable                                $          0   $    143,468
                                                     ============   ============

                           ELECTRONIC GAME CARD, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

NOTE 5 - CONVERTIBLE PROMISSORY NOTE

      On March 24, 2005 and April 6, 2005, the Registrant sold $8,418,000 and 248,000 Convertible Promissory Notes to accredited investors in a private placement of securities. Each $48,000 principal amount of a Convertible Promissory Note will automatically convert into 32,000 shares of the Registrant's Series A Convertible Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock"), upon the effectiveness of actions by the Registrant's shareholders to authorize the Series A Preferred Stock. Each share of the Series A Preferred Stock is initially convertible into one (1) share of the Registrant's common stock, par value $0.001 per share (the "Common Stock"), which equates to an initial conversion price of $1.50 per share of Common Stock. The Convertible Promissory Notes may be converted, at the purchaser's discretion, directly into Common Stock on an as-converted-into-Series-A-Preferred-Stock basis, whether or not the Series A Preferred Stock is authorized and issued, and are immediately convertible for such purpose. Consequently, each Convertible Promissory Note is convertible ultimately into an aggregate of 32,000 shares of Common Stock. Also, the Registrant issued one (1) warrant (a "Warrant") to acquire one (1) share of Series A Preferred Stock for every two shares of Series A Preferred into which the Convertible Promissory Notes are initially convertible. The Warrants shall be exercisable to acquire shares of Series A Preferred Stock upon the effectiveness of actions by the Registrant's shareholders to authorize the Series A Preferred Stock. The Warrants shall be exercisable initially at $1.85 per share of Series A Preferred Stock, subject to adjustment, and shall be exercisable for a period of 5 years. In addition, at the option of the holder, each Warrant is also immediately exercisable directly to acquire, instead of shares of Series A Preferred Stock, shares of Common Stock on an as-converted-from-Series-A-Preferred-Stock basis, whether or not the Series A Preferred Stock is ever authorized or issued. Unexercised Warrants shall expire earlier upon notice by the Company to the holders of the Warrants following any consecutive 30-day trading period during which the Common Stock trades on its principal market at a price at or above three (3) times the then applicable exercise price with average daily volume of at least 100,000 shares (subject to adjustment of such trading volume threshold in the event of stock splits, reverse stock splits, stock dividends, recapitalizations or similar events).

      At issuance of these Convertible Promissory Notes, a portion of the proceeds was assigned to the conversion feature. Upon conversion, holders will receive common stock with an aggregate fair value of $4,679,640, this beneficial conversion feature is being amortized over the two year life of the note.

      At issuance of these Convertible Promissory Notes, a portion of the proceeds was assigned to the discount feature in the amount of $2,384,160 and is being amortized over the two year life of the note.

                                                                    December 31,
                                                                        2005
                                                                    ------------
      Convertible Note Payable, Interest at 6% per annum,
        Due March 24, 2005                                          $  8,666,000

      Less: Conversion Feature                                         4,356,010
                                                                    ------------

      Total Long-Term Debt                                          $  4,309,990
                                                                    ============

                           ELECTRONIC GAME CARD, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

NOTE 6 - RELATED PARTY TRANSACTIONS

      As at December 31, 2005 and 2004, the Company owed $106,944 and $0 to related parties incurred in the ordinary course of business.

      During the years ended December 31, 2005 and 2004 the Company incurred rent expense of $108,000 and $108,000 for rent for the New York office and $66,200 and $46,000 for the London office.

      During the year ended December 31, 2004 and, the Company has certain related party receivables due on demand and are non-interest bearing. In previous years, the Company and its subsidiaries had borrowed from the same companies in excess of $1 million with little or no interest, see long-term notes payable, Note 5. As of December 31, 2005 and 2004, $0 and $61,560 was owed to the Company.

NOTE 7 - COMMON STOCK TRANSACTIONS

      On August 2, 2002, the Company issued 99 shares at 1.00 British Pound or the equivalent of $1.60, these shares were later forward split to 12,696,595 shares in connection with the acquisition of Scientific Energy and it was recorded by $12,539 credit to common stock of and a debit to retained earnings of $12,539. All references to stock reflect the stock split.

      On December 5, 2003, an additional 1,126,467 shares were issued to the previous owners of Scientific Energy, Inc. and for the conversion of a note payable of $31,344.

      On February 20, 2004, the Company issued 6,853,750 common shares and 3,426,875 warrants for $1.00 per share.

      On October 12, 2004 the Company entered into a subscription agreement with Scientific Games International, Inc. to purchased Two Million One Hundred Seventy-One Thousand Five Hundred Ninety-Four (2,171,594) shares of newly-issued common stock, par value $0.001 per share of the Company for an aggregate purchase price of $1,085,797.50.

      During 2004 the Company issued 419,558 shares of common stock from warrants in exchange for $343,666 in cash.

      During 2004 the Company issued 380,164 shares of common stock from the execution of options in exchange for $463,974 in cash.

      During 2004 the Company issued 1,174,000 shares of common stock for private placement fundraising services.

      During 2004 the Company issued 114,880 shares of common stock in exchange for services.

      During 2005 the Company issued 310,833 shares of common stock from warrants in exchange for $310,833 in cash.

      During 2005 the Company issued 124,681 shares of common stock from the cashless exercise of warrants.

      During 2005 the Company issued 759,071 shares of common stock for private placement fundraising services.

                           ELECTRONIC GAME CARD, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

NOTE 8 - STOCK OPTIONS /WARRANTS

      The Company has adopted a stock compensation plan entitled the 2002 Equity Compensation Plan. Pursuant to this 2002 Equity Compensation Plan, grants of shares can be made to(i) designated employees of Electronic Game Card Inc. (the "Company") and its subsidiaries including Electronic Game Card Ltd, (ii) certain advisors who perform services for the Company or its subsidiaries and (iii) non-employee members of the Board of Directors of the Company (the "Board") with the opportunity to receive grants of incentive stock options, nonqualified options, share appreciation rights, restricted shares, dividend equivalent rights and cash awards. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefiting the Company's shareholders, and will align the economic interests of the participants with those of the shareholders.

      The 2002 Equity Compensation Plan provides for options equivalent up to 10% of the issued share capital of the company to be offered. The original exercise price of the options was equal to one half the price at which the Common Stock is issued at the first public offering, however, subsequent to the adoption of the 2002 Equity Compensation Plan the board determined that the exercise price would be issued from a range of $0.50 to $2.00 per option. Those eligible to participate in this plan are entitled to vest 25% of the stock offered in this option for each six months of service with the Company. After vesting the exercise of these options must be done within ten years of the option date. As of December 31, 2005, 315,250 options have been exercised and 666,000 options are outstanding.

      The fair value of each option granted is estimated on the grate date using the closing stock price on the grant date. During 2004 the Company recorded $110,700 in compensation expense in connection with options granted pursuant to this plan.

      In connection with a private placement on March 24 and April 6, 2005, the Company issued 3,366,390 warrants. Each warrant is exercisable for a period of five years at a price of $1.85 for one share of common stock.

      In connection with a private placement on February 20, 2004, the Company issued 3,426,875 warrants. Each warrant is exercisable for a period of five years at a price of $1.00 for one share of common stock.

      In addition, on February 20, 2004, the Company issued additional warrants as consideration for assistance in placing the common stock pursuant to the private placement. The warrants were issued as follows: 1) Warrants to purchase up to 353,750 shares of common stock at an exercise price of $1.00 per share were granted to Middlebury Capital LLC. These were granted as compensation for placement agents for the private placement. These are exercisable through February 20, 2009. 2) Warrants to purchase up to 32,000 shares of common stock at an exercise price of $1.00 per share were granted to National Securities, Inc. These were granted as compensation for placement agents for the common stock. These are exercisable through February 20, 2009. 3) Warrants to purchase up to 200,000 shares of common stock at an exercise price of $1.00 per share were granted to First Securities USA, Inc. These were granted as compensation for placement agents for the common stock. These are exercisable through February 20, 2009. 4) Warrants to purchase up to 86,250 shares of common stock at an exercise price of $1.00 per share were granted to IQ Ventures. These were granted as compensation for placement agents for the common stock. These are exercisable through February 20, 2009.

      The Warrant Agreement provided for a cashless exercise of the warrants by permitting the holder to exchange two warrants for one share of stock. Simultaneous with the closing, 151,784 warrants were exchanged for 75,892 shares and 343,666 warrants were exercise at $1.00 per share. The fair value of each warrant granted is estimated on the grate date using the closing stock price on the grant date. In 2004 the Company has recorded $3,961,072 in compensation expense in connection with the granting and cashless provision of the warrants detailed above.

                           ELECTRONIC GAME CARD, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

      In connection with the issuance of convertible debt on March 24, 2005 and April 6, 2005, the Company issued 2,888,667 warrants. Each warrant is exercisable for a period of five years at a price of $1.50 for one share of common stock.. The fair value of the warrants was estimated at $2,384,160 using the Black-Scholes options pricing model with the following assumptions: no dividend, risk-free interest rate of 4.3%, and an expected life of 5 years and volatility of 96%. The value of the warrants have been booked as deferred charges and are being amortized over the two year life of the convertible debt.

      In connection with the issuance of convertible debt on March 24, 2005 and April 6, 2005, the Company issued 477,723 placement agent warrants. Each warrant is exercisable for a period of five years at a price of $1.85 for one share of common stock. The fair value of the warrants was estimated at $626,578 using the Black-Scholes options pricing model with the following assumptions: no dividend, risk-free interest rate of 4.3%, and an expected life of 5 years and volatility of 96%. The value of the warrants have been booked as deferred charges and are being amortized over the two year life of the convertible debt.

      The following table sets forth the options outstanding as of December 31, 2005.

                                                                                Weighted
                                                             Option /            Average             Weighted
                                                             Warrants           Exercise              Average
                                                              Shares              Price             Fair Value
                                                         ----------------    ----------------    ----------------
Options outstanding, December 31, 2004                            767,000    $           1.00

Granted, Exercise price more than fair value                           --                  --
Granted, Exercise price less than fair value                           --                  --
Expired                                                                --                  --
Exercised                                                              --                  --
Cancelled                                                         101,000    $           2.00
                                                         ----------------    ----------------
Options outstanding, December 31, 2005                            666,000    $           1.00
                                                         ================    ================

      The following table sets forth the options outstanding as of December 31, 2004.

                                                                                Weighted
                                                             Option /            Average             Weighted
                                                             Warrants           Exercise              Average
                                                              Shares              Price             Fair Value
                                                         ----------------    ----------------    ----------------
Options outstanding, December 31, 2003                            776,164    $           0.50

Granted, Exercise price more than fair value                      321,000                1.50    $           1.40
Granted, Exercise price less than fair value                      123,000                1.00    $           1.90
Expired                                                           137,914                  --
Exercised                                                         315,250                1.01
                                                         ----------------    ----------------

Options outstanding, December 31, 2004                            767,000    $           1.00
                                                         ================    ================

                           ELECTRONIC GAME CARD, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

      A summary of the options outstanding as of December 31, 2005 by range of exercise prices is shown as follows:

                                                                                       Weighted-            Weighted-
                                             Weighted-            Shares /              Average              Average
                         Shares /             Average             Warrants          Exercise Price         Contractual
   Exercise              Warrants            Exercise             Currently            Currently            Remaining
    Price              Outstanding             Price             Exercisable          Exercisable             Life
---------------      ---------------      ---------------      ---------------      ---------------      ---------------
$          0.50              519,000      $          0.50              519,000      $          0.50              8 years
$          1.00              123,000      $          1.00              123,000      $          1.00              9 years
$          2.00               24,000      $          2.00               24,000      $          2.00              9 years

      The following table sets forth the warrants outstanding as of December 31, 2005.

                                                                                Weighted
                                                             Option /            Average             Weighted
                                                             Warrants           Exercise              Average
                                                              Shares              Price             Fair Value
                                                         ----------------    ----------------    ----------------
Warrants outstanding, December 31, 2004                         3,603,425    $           1.00

Granted, Exercise price more than fair value                    2,888,667    $           1.85    $           1.77
Granted, Cashless Exercise price more than fair value             477,723    $           1.85    $           1.77
Expired                                                                --                  --
Exercised                                                         435,514                1.00
Cancelled                                                         100,933
                                                         ----------------    ----------------
Options/Warrants outstanding, December 31, 2005                 6,433,368    $           1.00
                                                         ================    ================

      The following table sets forth the warrants outstanding as of December 31, 2004.

                                                                                Weighted
                                                             Option /            Average             Weighted
                                                             Warrants           Exercise              Average
                                                              Shares              Price             Fair Value
                                                         ----------------    ----------------    ----------------
Warrants outstanding, December 31, 2003                                 0    $           0.00

Granted, Exercise price more than fair value                           --                  --                 --
Granted, Exercise price less than fair value                    4,098,875                0.15               1.93
Expired                                                                --                  --
Exercised                                                         419,558                1.03
Cancelled                                                          75,892
                                                         ----------------    ----------------
Options/Warrants outstanding, December 31, 2004                 3,603,425    $           1.00
                                                         ================    ================

                           ELECTRONIC GAME CARD, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

      A summary of the warrants outstanding as of December 31, 2005 by range of exercise prices is shown as follows:

                                                                                       Weighted-            Weighted-
                                             Weighted-            Shares /              Average              Average
                         Shares /             Average             Warrants          Exercise Price         Contractual
   Exercise              Warrants            Exercise             Currently            Currently            Remaining
    Price              Outstanding             Price             Exercisable          Exercisable             Life
---------------      ---------------      ---------------      ---------------      ---------------      ---------------
$          1.00            3,066,978      $          1.00            3,066,978      $          1.00            3.2 years
$          1.85            3,366,390      $          1.85            3,366,390      $          1.85           4.25 years

NOTE 9 - DISCONTINUED OPERATIONS

      On December 5, 2003, the Company entered into an agreement with Scientific Energy, Inc. (Utah), that upon completion, 100% (20,000,000 shares) of the Scientific Energy's shares would be returned, and the Company would cease to be a wholly owned subsidiary of Electronic Game Card, Inc. On November 30, 2004 the Company completed the disposal of the discontinued operations.

      The assets and liabilities of Scientific Energy, Inc. (Utah) to be disposed of consisted of the following:

                                              November 30,
                                                  2004
                                            ----------------
Cash                                        $             40
Intangibles                                           50,000
                                            ----------------
Total Assets                                          50,040
                                            ----------------

Accounts Payable                                      11,978
Income Tax Payable                                       100
Shareholder Loan                                       1,635
                                            ----------------
Total Liabilities                                     13,713
                                            ----------------

Net Assets to be Disposed of                $         36,327
                                            ================

      Net assets and liabilities to be disposed of have been separately classified in the accompanying consolidated balance sheet at December 31, 2004.

      Operating results of this discontinued operation for the years ended December 31, 2004 are shown separately in the accompanying consolidated statement of operations. The operating results of the discontinued operations for the years ended December 31, 2004 consist of:

                                                  2004
                                            ----------------
General and Administrative Expenses         $          5,913
Interest Expense                                       1,013
Tax Expense                                               --
                                            ----------------
Net Loss                                    $         (6,926)
                                            ================

                           ELECTRONIC GAME CARD, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

NOTE 10 - SETTLEMENT OF LITIGATION INCOME

      Electronic Game Card, Ltd. was a party to a lawsuit brought in the Central London County Court by a former consultant. The claim was for arrears of remuneration totaling $49,117 (27,625UK), remuneration for six months' notice period of $57,341 (32,250UK) to be assessed in relation to the Senior Executive Bonus Scheme, interest, costs and "further or other relief" arising from EGC's alleged breaches of a written agreement. In conjunction, EGC filed a counterclaim which seeks damages in excess of $26,670 but limited to $88,900 and interest. The claims were settled on the basis of a Consent Order dated November 13, 2004.

      As a result of the Consent Order the Company provided payment in the amount of $51,734 (27,000UK). In the accompanying Consolidated Statement of Operations income from settlement of litigation has been recognized in the amount of $42,154, which is the accurals that were previously booked less the final judgement.

NOTE 11 - COMMITMENTS

      On September 1, 2004, the Company entered into a lease agreement with a related party for office space in London on a one year lease agreement. The terms for the agreement required a monthly rent of $5,520 (3,000UK). As of December 31, 2005 the Company Leases this office space on a month to month lease.

      The Company also leases office space in New York on a month to month basis from a related party. The monthly rent on this lease is $9,000 per month.

NOTE 12 - JOINT VENTURE

      On October 12, 2004, the Company entered into a joint venture agreement with Scientific Games International, Inc. ("SciGames:), to exclusively market and promote the Company's Electronic Game Card product worldwide to national and state lotteries. SciGames purchased Two Million One Hundred Seventy-One Thousand Five Hundred Ninety-Four (2,171,594) shares of newly-issued common stock, par value $0.001 per share of the Company for an aggregate purchase price of $1,085,797.50 pursuant to a subscription agreement dated October 12, 2004. At the closing, the Company contributed One Million Dollars ($1,000,000) to the joint venture. The closing was completed on November 12, 2004 when the funds cleared into the joint venture's account.

      The Company accounts for the investment in the joint venture under the equity method and holds a 50% interest in the joint venture.

                           ELECTRONIC GAME CARD, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

      The aggregate summarized financial statements for the joint venture for December 31, 2005 are as follows. As of December 31, 2004 there were no transactions from the joint venture.

      Balance Sheet
                                     Assets
            Cash                                       $     437,725
            Prepaid Expenses                                  19,198
            Deposits                                         152,940
            Inventory                                         91,080
                                                       -------------
                  Total Assets                         $     700,943
                                                       =============

                        Liabilities and Partners' Equity
                                   Liabilities

            Due Scientific Games, Inc.                 $     403,371

                  Total Liabilities                          403,371
                                                       -------------

                  Partners' Equity
            Capital                                        1,000,000
            Retained Earnings Current                       (702,428)
                                                       -------------
                  Total Equity                               297,572
                                                       -------------

            Total Liabilities and Partners' Equity     $     700,943
                                                       =============


      Income Statement
            Revenue                                    $     250,914
            Cost of Sales                                    858,766
                                                       -------------
            Gross Profit                                    (607,852)

            Selling, general and administrative
              Expenses                                        94,576
                                                       -------------

                  Loss                                 $    (702,428)
                                                       =============

                            BACK COVER OF PROSPECTUS

                      DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL _________, 2009, (TWO YEAR ANNIVERSARY OF EFFECTIVE DATE) ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article IX of the Company's Articles of Incorporation states: "To the fullest extent allowed by law, the directors and executive officers of this Corporation shall be entitled to indemnification from the Corporation for acts and omissions taking place in connection with their activities in such capacities."

Further, indemnification of officers and directors of the company is provided for under the Article VIII of the Company's by-laws which provides for indemnification from third party actions provided that the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The corporation also has the power and authority to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation., provided that the officer or director acted in good faith and in a manner he or she reasonable believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such a person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation.

The indemnification provided by the by-laws are not to be deemed exclusive of any other indemnification granted under any provision of any statute, in the corporation's Articles of Incorporation, these Bylaws, agreement, vote of the shareholders or disinterested directors, or otherwise.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such court.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

We estimate the following expenses in connection with this registration.

SEC registration fee .....................................        $    1,224.00
Printing costs ...........................................        $    2,500.00
Accounting fees and expenses .............................        $   20,000.00
Legal fees and expenses ..................................        $   36,000.00
Miscellaneous ............................................        $   15,276.00
                                                                  -------------

Total ....................................................        $   75,000.00

None of the expenses incurred in connection with this registration are being paid by the Selling Shareholders.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

On March 24, 2005 and April 6, 2005,  Company  sold  $8,418,000  and $248,000 of
Convertible Promissory Notes to accredited investors in a private placement of securities. Each $48,000 principal amount of a Convertible Promissory Note will automatically convert into 32,000 shares of the Registrant's Series A Convertible Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock"), upon the effectiveness of actions by the Registrant's shareholders to authorize the Series A Preferred Stock. Each share of the Series A Preferred Stock is initially convertible into one (1) share of the Registrant's common stock, par value $0.001 per share (the "Common Stock"), which equates to an initial conversion price of $1.50 per share of Common Stock. The Convertible Promissory Notes may be converted, at the purchaser's discretion, directly into Common Stock on an as-converted-into-Series-A-Preferred-Stock basis, whether or not the Series A Preferred Stock is authorized and issued, and are immediately convertible for such purpose. Consequently, each Convertible Promissory Note is convertible ultimately into an aggregate of 32,000 shares of Common Stock. Also, the Registrant issued one (1) warrant (a "Warrant") to acquire one (1) share of Series A Preferred Stock for every two shares of Series A Preferred into which the Convertible Promissory Notes are initially convertible. The Warrants shall be exercisable to acquire shares of Series A Preferred Stock upon the effectiveness of actions by the Registrant's shareholders to authorize the Series A Preferred Stock. The Warrants shall be exercisable initially at $1.85 per share of Series A Preferred Stock, subject to adjustment, and shall be exercisable for a period of 5 years. In addition, at the option of the holder, each Warrant is also immediately exercisable directly to acquire, instead of shares of Series A Preferred Stock, shares of Common Stock on an as-converted-from-Series-A-Preferred-Stock basis, whether or not the Series A Preferred Stock is ever authorized or issued. Unexercised Warrants shall expire earlier upon notice by the Company to the holders of the Warrants following any consecutive 30-day trading period during which the Common Stock trades on its principal market at a price at or above three (3) times the then applicable exercise price with average daily volume of at least 100,000 shares (subject to adjustment of such trading volume threshold in the event of stock splits, reverse stock splits, stock dividends, recapitalizations or similar events).

At issuance of these Convertible Promissory Notes, a portion of the proceeds was assigned to the conversion feature. Upon conversion, holders will receive common stock with an aggregate fair value of $4,679,640, this beneficial conversion feature is being amortized over the two year life of the note.

At issuance of these Convertible Promissory Notes, a portion of the proceeds was assigned to the discount feature in the amount of $2,384,160 and is being amortized over the two year life of the note.

                                                                    December 31,
                                                                        2005
                                                                    ------------
Convertible Note Payable, Interest at 6% per annum,
   Due March 24, 2005 ...........................................   $  8,666,000

Less: Conversion Feature ........................................      4,356,010
                                                                    ------------

Total Long-Term Debt ............................................   $  4,309,990
                                                                    ============

The Company incurred offering expenses consisting of $692,500 in commissions and placement agent expenses, $26,300 in legal, accounting, mailing and printing expenses and $700 in cash expenses.

Regardless of whether or not we receive any proceeds from the Selling Shareholders' exercise of warrants we believe that the proceeds generated from the sale of the Promissory Notes are sufficient to provide us with the working capital necessary to cover our planned needs for at least the next twelve months.

Unless otherwise stated, each of the persons who received these unregistered securities had knowledge and experience in financial and business matters which allowed them to evaluate the merits and risk of the receipt of these securities, and that they were knowledgeable about our operations and financial condition;
(ii) no underwriter participated in, nor did we pay any commission or fees to any underwriter in connection with the transactions; (iii) the transactions did not involve a public offering; and, (iv) each certificate issued for these unregistered securities contained a legend stating that the securities have not been registered under the Act and setting forth the restrictions on the transferability and the sale of the securities.

Between December 11, 2003, and February 20, 2004, we issued warrants to purchase shares of common stock in the Company. These were issued as consideration for assistance in placing the common stock, the sale of which is described above, and to other consultants and advisors. The warrants were issued as follows:

         1. Warrants to purchase up to 353,750 shares of common stock at an exercise price of $1.00 per share were granted to Middlebury Capital LLC. These were granted as compensation for placement agents. These are exercisable through February 20, 2009.

         2. Warrants to purchase up to 32,000 shares of common stock at an exercise price of $1.00 per share were granted to National Securities, Inc. These were granted as compensation for placement agents. These are exercisable through February 20, 2009.

         3. Warrants to purchase up to 200,000 shares of common stock at an exercise price of $1.00 per share were granted to First Securities USA, Inc. These were granted as compensation for placement agents. These are exercisable through February 20, 2009.

         4. Warrants to purchase up to 86,250 shares of common stock at an exercise price of $1.00 per share were granted to IQ Ventures. These were granted as compensation for placement agents. These are exercisable through February 20, 2009.

On October 12, 2004 the Company entered into a subscription agreement with Scientific Games International, Inc. to purchased Two Million One Hundred Seventy-One Thousand Five Hundred Ninety-Four (2,171,594) shares of newly-issued common stock, par value $0.001 per share of the Company for an aggregate purchase price of $1,085,797.50.

During 2004 the Company issued 419,558 shares of common stock from warrants in exchange for $343,666 in cash.

During 2004 the Company issued 380,164 shares of common stock from the execution of options in exchange for $463,974 in cash.

During 2004 the Company issued 1,174,000 shares of common stock for private placement fund-raising services.

During 2004 the Company issued 114,880 shares of common stock in exchange for services.

The following table sets forth the options and warrants outstanding as of December 31, 2004.


                                                                   Weighted    Weighted
                                                        Option/     Average     Average
                                                       Warrants    Exercise      Fair
                                                        Shares       Price       Value
                                                       ---------   ---------   ---------
Options/Warrants outstanding, December 31, 2003 ....   4,371,800   $    1.00

Granted, Exercise price more than fair value .......     477,733   $    1.85   $    1.85
Granted, Exercise price less than fair value .......   2,888,667   $    0.50   $    0.50
Expired ............................................     100,000   $    --
Exercised ..........................................        --     $    --

Options/Warrants outstanding, December 31, 2004 ....   5,038,399   $    1.32

A summary of the options and warrants outstanding as of December 31, 2004 by range of exercise prices is shown as follows:

                                               Weighted
                                                Average     Weighted
                       Weighted   Shares/      Exercise      Average
            Shares/    Average    Warrants       Price     Contractual
Exercise   Warrants    Exercise   Currently    Currently    Remaining
 Price    Outstanding   Price    Exercisable  Exercisable     Life
--------  -----------  --------  -----------  -----------  -----------
$   0.50      519,000  $   0.50      519,000  $      0.50     10 years
$   1.00      123,000  $   1.00      123,000  $      1.00     10 years
$   2.00      125,000  $   2.00       31,250  $      2.00     10 years
$   1.00    3,604,800  $   1.00    3,604,800  $      1.00      5 years

ITEM 27. EXHIBITS.

The following exhibits are filed or incorporated by reference as part of this Registration Statement.

(3) Articles of Incorporation and Bylaws (incorporated by reference, except where noted to the contrary)

         3.1      Articles of Incorporation of the registrant (then named Quazon
Corp), dated October 27, 1997, and filed with the State of Nevada, Secretary of State, on October 30, 1997, filed as Exhibit 3.1 to Form 10-SB 12G filed with the Commission on April 22, 1999;

         3.2 Certificate of Amendment to Articles of Incorporation of the registrant (then named Quazon Corp) dated October 23, 1998, regarding a one for fifteen reverse stock split, and which was filed with the State of Nevada, Secretary of State on October 27, 1998, and filed as part of Exhibit 3.1 to Form 10-SB12G filed with the Commission on April 22, 1999;

         3.3 Amendment to the Articles of Incorporation of Registrant (changing its then name Quazon, Corp. to Scientific Energy, Inc.), dated August 14, 2001, which were filed with the State of Nevada, Secretary of State on August 16, 2001, and filed as part of Exhibit 3.1 to Form 10-QSB filed with the Commission on August 20, 2001;

         3.4 Articles of Share Exchange and Name Change for Scientific Energy, Inc. To Be Known as Electronic Game Card, Inc.(Registrant then named Scientific Energy, Inc.) dated November 21, 2003, and filed with the State of Nevada, Secretary of State, on November 26, 2003, filed as Exhibit 1.1 to Form 8-K filed with the Commission on December 10, 2003;

         3.5 Bylaws of Registrant (then named Quazon Corp.) which were adopted pursuant to the December 5, 2003, closing of the Share Exchange Agreement dated November 19, 2003 between Registrant (then named Scientific Energy, Inc.) and Electronic Game Card, Inc., a Delaware corporation, which were filed as Exhibit 3.2 to Form 10-SB12G filed with the Commission on April 22, 1999;

         3.6 Certificate of Amendment to Articles of Incorporation filed with the Nevada Secretary of State on October 31, 2006, a copy of which is filed herewith.

         3.7 The Certificate of Designations, Preferences and Rights of Series a Convertible Preferred Stock of Electronic Game Card, Inc." which provides the terms and conditions for the Preferred Stock issued by the Company, a copy of which is filed herewith

(4)      Instruments   Defining  the  Rights  of  Security  Holders,   Including
         Indentures

         4.1 Form of Certificate of Common Stock, filed as exhibit to Form SB-2 Registration Statement filed on May 13, 2004;

(5)      Opinion on Legality

         5.1 Opinion of Albright & Blum,, P.C. regarding the legality of the securities being registered (filed herewith);

(10)     Material Contracts

         10.5 Form of Securities Purchase Agreement by and among Electronic Game Card, Inc. and certain investors, dated as of March 15, 2005, which was filed with the Commission on March 31, 2005 as Exhibit 10.5 to Form 8-K;

         10.6 Form of Registration Rights Agreement by and among Electronic Game Card, Inc. and certain investors, dated as of March 15, 2005, which was filed with the Commission on March 31, 2005 as Exhibit 10.6 to Form 8-K;

         10.7 Form of Investor Note by and among Electronic Game Card, Inc. and certain investors, dated as of March 15, 2005, which was filed with the Commission on March 31, 2005 as Exhibit 10.7 to Form 8-K;

         10.8 Form of Investor Warrant by and among Electronic Game Card, Inc. and certain investors, dated as of March 15, 2005, which was filed with the Commission on March 31, 2005 as Exhibit 10.8 to Form 8-K;

         10.9 Form of Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Shares by and among Electronic Game Card, Inc. and certain investors, dated as of March 15, 2005, which was filed with the Commission on March 31, 2005 as Exhibit 10.9 to Form 8-K

(21)     Subsidiaries of the Registrant

         Electronic GameCard Marketing Inc, a Delaware corporation, a wholly owned subsidiary

(23)     Consents of Experts and Counsel

         23.1     Consent of Accountants (filed herewith);

         23.2     Consent of Albright & Blum, P.C. , See Exhibit 5.1

ITEM 28. UNDERTAKINGS.

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii)    To  include  any   additional  or  changed   material
information on the plan of distribution;

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defence of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2/A, as amended, and authorized this registration statement to be signed on its behalf by the undersigned, in the New York City, State of New York, on February 6, 2007.


                                    ELECTRONIC GAME CARD, INC.
                                    A Nevada corporation, Registrant

                                    By: /S/ LEE J. COLE
                                        --------------------------------------
                                        LEE J. COLE, President,
                                        Chairman of the Board of Directors and
                                        Chief Executive officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME                       TITLE                                DATE
------------------         ------------------------------       ----------------

/s/ Lee J. Cole                      Chairman,                  February 6, 2007
------------------            Chief Executive Officer
LEE J. COLE                (Principal Executive Officer),
                                    and Director

/s/ Linden Boyne              Chief Financial Officer           February 6, 2007
------------------         (Principal Financial Officer)
LINDEN BOYNE                         and Director

                                 EXHIBITS INDEX

EXHIBIT
  NO.    TITLE OF DOCUMENT
-------  -----------------------------------------------------------------------
(3) Articles of Incorporation and Bylaws (incorporated by reference, except where noted to the contrary)

3.1 Articles of Incorporation of the registrant (then named Quazon Corp), dated October 27, 1997, and filed with the State of Nevada, Secretary of State, on October 30, 1997, filed as Exhibit 3.1 to Form 10-SB 12G filed with the Commission on April 22, 1999;

3.2 Certificate of Amendment to Articles of Incorporation of the registrant (then named Quazon Corp) dated October 23, 1998, regarding a one for fifteen reverse stock split, and which was filed with the State of Nevada, Secretary of State on October 27, 1998, and filed as part of
         Exhibit 3.1 to Form  10-SB12G  filed with the  Commission  on April 22,
         1999;

3.3 Amendment to the Articles of Incorporation of Registrant (changing its then name Quazon, Corp. to Scientific Energy, Inc.), dated August 14, 2001, which were filed with the State of Nevada, Secretary of State on August 16, 2001, and filed as part of Exhibit 3.1 to Form 10-QSB filed with the Commission on August 20, 2001;

3.4 Articles of Share Exchange and Name Change for Scientific Energy, Inc. To Be Known as Electronic Game Card, Inc.(Registrant then named Scientific Energy, Inc.) dated November 21, 2003, and filed with the State of Nevada, Secretary of State, on November 26, 2003, filed as
         Exhibit 1.1 to Form 8-K filed with the Commission on December 10, 2003;

3.5 Bylaws of Registrant (then named Quazon Corp.) which were adopted pursuant to the December 5, 2003, closing of the Share Exchange
         Agreement dated November 19, 2003 between Registrant (then named Scientific Energy, Inc.) and Electronic Game Card, Inc., a Delaware corporation, which were filed as Exhibit 3.2 to Form 10-SB12G filed with the Commission on April 22, 1999;

3.6 Certificate of Amendment to Articles of Incorporation filed with the Nevada Secretary of State on October 31, 2006, a copy of which is filed herewith.

3.7 The Certificate of Designations, Preferences and Rights of Series a Convertible Preferred Stock of Electronic Game Card, Inc." which provides the terms and conditions for the Preferred Stock issued by the Company, a copy of which is filed herewith.

(4)      Instruments   Defining  the  Rights  of  Security  Holders,   Including
         Indentures

4.1 Form of Certificate of Common Stock, filed as exhibit to Form SB-2 Registration Statement filed on May 13, 2004;

(5)      Opinion on Legality

5.1 Opinion of Albright & Blum, P.C. regarding the legality of the securities being registered (filed herewith);

(10)     Material Contracts

10.5 Form of Securities Purchase Agreement by and among Electronic Game Card, Inc. and certain investors, dated as of March 15, 2005, which was filed with the Commission on March 31, 2005 as Exhibit 10.5 to Form 8-K;

10.6 Form of Registration Rights Agreement by and among Electronic Game Card, Inc. and certain investors, dated as of March 15, 2005, which was filed with the Commission on March 31, 2005 as Exhibit 10.6 to Form 8-K;


                                      EX-1

10.7 Form of Investor Note by and among Electronic Game Card, Inc. and certain investors, dated as of March 15, 2005, which was filed with the Commission on March 31, 2005 as Exhibit 10.7 to Form 8-K;

10.8 Form of Investor Warrant by and among Electronic Game Card, Inc. and certain investors, dated as of March 15, 2005, which was filed with the Commission on March 31, 2005 as Exhibit 10.8 to Form 8-K;

10.9 Form of Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Shares by and among Electronic Game Card, Inc. and certain investors, dated as of March 15, 2005, which was filed with the Commission on March 31, 2005 as Exhibit 10.9 to Form 8-K

(21)     Subsidiaries of the Registrant

         Electronic Game Card Marketing Inc., a Delaware corporation, a wholly owned subsidiary

(23)     Consents of Experts and Counsel

23.1     Consent of Accountants (filed herewith);

23.2     Consent of Albright & Blum, P.C., See Exhibit 5.1


                                      EX-2